                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                               ENVIROSOURCE, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:
       Common Stock, par value $0.05

       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies: 5,813,394

       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $0.20

       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction: $1,162,678.80

       ----------------------------------------------------------------------

    5) Total fee paid: $232.54

       ----------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              [Envirosource Logo]


                                                                   June 21, 2001


Dear Stockholder:

         You are cordially invited to attend a special meeting of stockholders of Envirosource, Inc. to be held on July 12, 2001, at 10:00 a.m. at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 590 Madison Avenue, 20th Floor, New York, New York 10022.

         At this important meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated June 8, 2001, between Envirosource and ES Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of GSC Recovery II, L.P., a Delaware limited partnership and together with its affiliates, the principal holder of our 9 3/4% Senior Notes due 2003. The accompanying notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the stockholders' meeting. Please read these materials carefully. A copy of the merger agreement is attached to the proxy statement as Appendix A. If the transaction is completed, Envirosource stockholders will become entitled to receive $0.20 per share in cash for each of their shares of Envirosource common stock, subject to the proper exercise of appraisal rights.

         The merger is part of a comprehensive restructuring of our indebtedness. We have commenced an offer to exchange all of our 9 3/4% Senior Notes due 2003 for a combination of cash, new subordinated notes, shares of a new series of preferred stock and shares of common stock. The exchange offer will close simultaneously with the effectiveness of the merger, after which GSCP
(NJ), L.P., an affiliate of GSC Recovery II, L.P., will control our company. In addition, we are soliciting from holders of the Senior Notes acceptances of a proposed prepackaged plan of reorganization of our company under Chapter 11 of the United States Bankruptcy Code. The terms of the prepackaged plan of reorganization provide that the holders of the Senior Notes would receive substantially the same consideration as in the exchange offer and you and the other stockholders would receive the same consideration offered in the merger, but at a later date. If the exchange offer and the merger are not consummated by July 14, 2001, but we have received the requisite acceptances of the prepackaged plan on or prior to that date, Envirosource is obligated, pursuant and subject to an agreement with affiliates of GSCP (NJ), L.P., to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the prepackaged plan of reorganization in bankruptcy court.

         Your Board of Directors has approved, and declared the advisability of, the merger agreement and has determined that the merger is fair to, and in the best interests of, Envirosource stockholders. Accordingly, your Board of Directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

         It is important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope. If you fail to return the proxy card, or vote in person at the special meeting, it will have the same effect as a vote to reject the merger agreement.

           We have entered into agreements with a number of stockholders that require the stockholders to vote in favor of adopting the merger agreement. These stockholders together own more than a majority of the outstanding Envirosource common stock and, accordingly, they will be able to adopt the merger agreement without any other stockholders voting in favor of the adoption of the merger agreement.

                                                       Sincerely,

                                                       /s/ John T. DiLacqua
                                                       John T. DiLacqua,
                                                       Chief Executive Officer

                               ENVIROSOURCE, INC.
                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON July 12, 2001

         Notice is hereby given that a special meeting of stockholders of Envirosource, Inc., a Delaware corporation, will be held on July 12, 2001 at 10:00 a.m. at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 590 Madison Avenue, 20th Floor, New York, New York 10022:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 8, 2001, between Envirosource, Inc. and ES Acquisition Corp., pursuant to which ES Acquisition Corp. will be merged with and into Envirosource, Inc. with Envirosource, Inc. as the surviving corporation, and each outstanding share of Envirosource, Inc.'s common stock, par value $0.05 per share, other than shares of such common stock held by ES Acquisition Corp., Envirosource, Inc. or its subsidiaries, will be converted into the right to receive $0.20 in cash, without interest, subject to the proper exercise of appraisal rights; and

2. To transact such other business as properly may come before the meeting and any adjournment or adjournments thereof.

         Only those persons who were holders of record of Envirosource common stock at the close of business on the record date of June 4, 2001 are entitled to notice of, and to vote at, the special meeting. A complete list of stockholders entitled to vote at the meeting will be available at the main office of Envirosource during the ten days prior to the meeting and at the meeting.

         Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Envirosource common stock entitled to vote at the special meeting. The Board of Directors of Envirosource has approved, and declared the advisability of, the merger agreement and has determined that the merger is fair to, and in the best interests of, Envirosource stockholders. Accordingly, your Board of Directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

         Any stockholder who does not wish to accept $0.20 per share of Envirosource common stock and who properly perfects the right to an appraisal under Delaware law will have the right to have the fair value of his, her or its shares determined by the Delaware Court of Chancery. A copy of the relevant provisions of Delaware law is attached as Appendix C to the proxy statement. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement, including the requirements that a stockholder exercising his, her or its appraisal rights must make a written demand for appraisal of his, her or its shares before the taking of the vote on the merger agreement at the special meeting and must not vote in favor of adoption of the merger agreement.

         The merger agreement and the merger are explained in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.


                                            By Order of the Board of Directors,

                                            /s/ Leon Z. Heller

Horsham, Pennsylvania                       Leon Z. Heller,
June 21, 2001                               Secretary

                               ENVIROSOURCE, INC.

                             ----------------------

                                PROXY STATEMENT

                      FOR SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 12, 2001

                             ----------------------

         This proxy statement is being furnished to holders of common stock of Envirosource, Inc., a Delaware corporation, in connection with the solicitation of proxies by Envirosource's Board of Directors for use at the special meeting of Envirosource stockholders to be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 590 Madison Avenue, 20th Floor, New York, New York 10022. The special meeting has been called to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of June 8, 2001, between Envirosource and ES Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of GSC Recovery II, L.P. formed for the purpose of the merger. Pursuant to the merger agreement, ES Acquisition Corp. will be merged with and into Envirosource. As a result of the merger, the separate corporate existence of ES Acquisition Corp. will cease, and Envirosource will continue as the surviving corporation. A copy of the merger agreement is attached to this proxy statement as Appendix A.

         Pursuant to the merger agreement, each share of Envirosource common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $0.20 in cash, without interest. Upon the effective time of the merger, Envirosource stockholders will no longer have an interest in Envirosource. The Board of Directors of Envirosource and its advisors negotiated the $0.20 price per share and the other terms of the merger agreement. The Board of Directors of Envirosource has approved, and declared the advisability of, the merger agreement and has determined that the merger is fair to, and in the best interests of, Envirosource and its stockholders and unanimously recommends that the Envirosource stockholders adopt the merger agreement.

         Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Envirosource common stock entitled to vote at the special meeting, or 2,906,698 shares of Envirosource common stock. Stockholders owning a majority of the outstanding Envirosource common stock have entered into an agreement with Envirosource to vote in favor of the adoption of the merger agreement. Accordingly, these stockholders will be able to cause the merger agreement to be adopted without the affirmative vote of any other stockholder.

         All shares of Envirosource common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the adoption of the merger agreement. An Envirosource stockholder may revoke his, her or its proxy at any time prior to its use by delivering to Envirosource's corporate secretary a signed notice of revocation or a later-dated and signed proxy or by attending the special meeting and voting in person.

         Any stockholder who does not wish to accept $0.20 per share of Envirosource common stock and who properly perfects the right to an appraisal under Delaware law will have the right to have the fair value of his, her or its shares determined by the Delaware Court of Chancery. A copy of the relevant provisions of Delaware law is attached to this proxy statement as Appendix C. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement, including the requirements that a stockholder exercising his, her or its appraisal rights must make a written demand for appraisal of his, her or its shares before the taking of the vote at the special meeting and must not vote in favor of adoption of the merger agreement.

         This proxy statement and the accompanying form of proxy are first being mailed to Envirosource stockholders on June 21, 2001.

         The date of this proxy statement is June 21, 2001.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.................................................................................................1
QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................................................6
THE MERGER AND RELATED TRANSACTIONS................................................................................9
         The Participants in the Merger............................................................................9
         Structure of the Merger...................................................................................9
         Merger Consideration......................................................................................9
         The Restructuring Plan and Backup Plan of Reorganization.................................................10
         Background to the Financial Restructuring Plan...........................................................12
         Purpose And Reasons For Restructuring and Merger; Recommendation of The Board of Directors...............14
         Opinion of Financial Advisor to Envirosource.............................................................16
         Payment for the Shares...................................................................................20
         Consequences of The Restructuring Plan or Prepackaged Plan...............................................21
         Certain Agreements.......................................................................................21
         Interests of Certain Persons.............................................................................30
THE SPECIAL MEETING...............................................................................................32
         General..................................................................................................32
         Record Date And Voting...................................................................................32
         Required Vote............................................................................................32
         Proxies; Revocation......................................................................................32
         Adjournments.............................................................................................33
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT..........................................................34
         Security Ownership of Certain Beneficial Owners..........................................................34
         Security Ownership of Management.........................................................................35
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.....................................................................36
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...................................................................38
MARKETS AND MARKET PRICE..........................................................................................39
APPRAISAL RIGHTS..................................................................................................40
         Filing Written Objection; No Voting In Favor Of The Merger...............................................40
         Notice By Envirosource; Determination By The Court.......................................................41
REGULATORY REQUIREMENTS...........................................................................................43
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.......................................................43
WHERE YOU CAN FIND MORE INFORMATION...............................................................................43
OTHER MATTERS.....................................................................................................44
STOCKHOLDER PROPOSALS.............................................................................................44
APPENDIX A  AGREEMENT AND PLAN OF MERGER.........................................................................A-1
APPENDIX B  OPINION OF JEFFERIES & COMPANY, INC..................................................................B-1
APPENDIX C  DELAWARE GENERAL CORPORATION LAWss.262 ..............................................................C-1

                               SUMMARY TERM SHEET

         This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. For more information, you should refer to the discussion in the main body of this proxy statement along with the appendices. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should refer to that agreement for a complete statement of the terms of the merger.

The Participants (page 9)

Envirosource, Inc.

         Envirosource, Inc. provides customers in the North American steel industry with a wide range of specialized services primarily related to the handling and processing of steel making co-products. These services are generally provided pursuant to long-term contracts that enable Envirosource to integrate its processes on-site with those of its customers. Envirosource is a holding company that conducts its operations exclusively through its subsidiaries. Envirosource's principal operating subsidiary is International Mill Service, Inc., which provides steel mills with a variety of cost-effective and reliable on-site steel reclamation and other specialized services that are essential to the effective functioning of steel mills. These services include slag removal, material handling, surface conditioning and scrap handling. Envirosource's other principal operating subsidiary, Envirosource Technologies, Inc., provides off-site treatment, stabilization and disposal services for steel mills and other industrial customers.

           Envirosource is a Delaware corporation. Envirosource's principal executive offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454, and its telephone number is (215) 956-5654.

GSC Partners

         GSCP (NJ), L.P., which together with its affiliates is known as "GSC Partners", is a registered investment advisor and serves as manager for approximately $4.6 billion in assets on behalf of pension funds, financial institutions, university endowments and individuals. Funds managed by GSC Partners invest in distressed high-yield debt securities and leveraged loans in the context of control restructurings, collateralized debt obligation funds that invest in high-yield debt securities as well as providing mezzanine capital and managing private equity funds. Two such entities managed directly or indirectly by GSC Partners are GSC Recovery II, L.P. and GSCP Recovery, Inc., which together own approximately 63% of the aggregate outstanding principal amount of Envirosource 9 3/4% Senior Notes due 2003.

ES Acquisition Corp.

         ES Acquisition Corp. was incorporated in Delaware on June 1, 2001 for the sole purpose of completing the merger. It is a wholly owned subsidiary of GSC Recovery II, L.P. and has not carried on any activities to date other than those incident to its formation, entering into the merger agreement, and completion of the merger. ES Acquisition Corp.'s address is c/o Greenwich Street Capital Partners, 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932, and its telephone number is (973) 437-1000.

The Restructuring Plan (page 10)

         The merger is part of a comprehensive restructuring of Envirosource's indebtedness. The uncertain outlook of the North American steel industry for 2001, and its inherent effect on Envirosource's business, may create a significant challenge for Envirosource to meet all of its objectives and obligations in the current year. To date, Envirosource has been able to service its outstanding debt service and other obligations with cash generated from operations, but Envirosource may not be able to meet its significant debt obligations under its 9 3/4% Senior Notes due 2003 in the near future. Envirosource will be in default under the indentures that govern its 9 3/4% Senior Notes due 2003 if it does not pay the approximately $13 million interest payment due at the end of its 30-day grace period on July 16, 2001.

           Envirosource has commenced an offer to exchange all of its 9 3/4% Senior Notes due 2003 for a combination of cash, new subordinated notes, shares of a new series of preferred stock and shares of common stock. The exchange offer will close simultaneously with the effectiveness of the merger, after which GSC Partners will control Envirosource. Concurrently with the exchange offer, Envirosource is soliciting from the holders of its Senior Notes acceptances of a proposed prepackaged plan of reorganization of our company under Chapter 11 of the United States Bankruptcy Code pursuant to which the holders of the Senior Notes would receive the same consideration as in the exchange offer and you and the other stockholders would receive the same consideration offered in the merger. If the exchange offer and the merger are not consummated by July 14, 2001, but Envirosource has received the requisite acceptances of the prepackaged plan, Envirosource is obligated, pursuant and subject to an agreement with affiliates of GSC Partners, to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the prepackaged plan of reorganization in bankruptcy court.

           Upon the consummation of the restructuring plan or the prepackaged plan, the current holders of Envirosource's 9 3/4% Senior Notes due 2003 will own all of the shares of Envirosource common stock, a new series of preferred stock, and new senior subordinated notes and the current stockholders will be entitled to receive $0.20 per share of Envirosource common stock, without interest, subject to the proper exercise of appraisal rights. Envirosource will no longer be required to make public filings with the Securities and Exchange Commission.


The Merger

Structure of the Merger (page 9)

         The proposed transaction will be structured as a merger of ES Acquisition Corp. into Envirosource, with Envirosource being the surviving corporation.

What Envirosource Stockholders will Receive in the Merger (page 9)

         Envirosource stockholders will receive $0.20 in cash, without interest, for each share of Envirosource common stock that they hold.

         If Envirosource's representation in the merger agreement as it relates to Envirosource's outstanding common stock and stock options is inaccurate and, as a result, the amount of aggregate merger consideration plus the expense to cancel any outstanding stock options exceeds $1,262,679, then the aggregate of the merger consideration and the expense to terminate stock options payable under the merger agreement will be reduced to $1,162,679. This overall reduction in the merger consideration would have the effect of lowering the amount of consideration to be paid to stockholders below $0.20 per share. Envirosource believes its representation is correct and therefore does not believe such a reduction will occur.

Recommendation of Envirosource's Board of Directors (page 14)

         The Envirosource board of directors believes that the terms of the merger are fair to, and in the best interests of, Envirosource and its stockholders and unanimously recommends that stockholders vote "FOR" adoption of the merger agreement.

Opinion of Financial Advisor (page 16)

         The board of directors of Envirosource received Jefferies & Company, Inc.'s oral opinion (which was also confirmed in writing), delivered at the June 6, 2001 meeting of the Envirosource board of directors, that, as of June 6, 2001 and based upon and subject to the matters set forth in its opinion, the $0.20 per share in cash to be received by Envirosource's stockholders in the merger is fair to those stockholders from a financial point of view. The full text of Jefferies' written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Jefferies, is attached as Appendix B to this proxy statement. You should read the opinion of Jefferies carefully. In addition, the presentation of and the factors considered by

Jefferies in delivering its fairness opinion, as discussed under "The Merger and Related Transactions--Opinion of Financial Advisor to Envirosource," supported the board's determination to recommend the merger to the stockholders of Envirosource.

Completion of the Merger (page 21)

         The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as provided in the certificate of merger in accordance with the Delaware General Corporation Law. The Company anticipates that the certificate of merger will be filed and the merger will be effective at 5:00 p.m. on July 12, 2001.

Conditions That Must Be Satisfied For The Merger To Be Completed (page 26)

         The completion of the merger depends on several conditions being satisfied or waived, including, among others, the following:

     o Envirosource having obtained all approvals of holders of shares of common stock necessary to adopt the merger agreement to the extent required by law.

     o All conditions to the consummation of the exchange offer having been satisfied or waived.

     o No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction or other legal restraint or prohibition being in effect and having the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

     o The merger agreement will not have been terminated by Envirosource or ES Acquisition Corp. pursuant to its terms.

Termination of The Merger Agreement (page 26)

         The merger agreement may be terminated at any time prior to the effective time of the merger, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after adoption of the merger agreement by the stockholders of Envirosource:

     o By mutual written consent of ES Acquisition Corp. and Envirosource by action of their respective boards of directors.

     o By Envirosource or ES Acquisition Corp. if any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and the order, decree, ruling or other action is final and nonappealable.

     o By Envirosource or ES Acquisition Corp. if the merger has not been consummated on or before July 14, 2001; provided such failure to consummate is not due to a material breach of the merger agreement by either Envirosource or ES Acquisition Corp.; and, provided further that if Envirosource terminates pursuant to this paragraph then it will, within one business day file a voluntary bankruptcy petition with the United States Bankruptcy Court for the District of Delaware together with a Chapter 11 plan. If Envirosource has not yet received the requisite vote from the holders of its Senior Notes to have the prepackaged plan approved, Envirosource will resolicit votes on the Chapter 11 plan promptly following commencement of the Chapter 11 case.

     o By Envirosource or ES Acquisition Corp. if any approval by the stockholders of Envirosource required for the consummation of the merger or is not obtained at the stockholders' meeting.

     o By Envirosource in connection with the receipt of an unsolicited proposal that is superior to ES Acquisition Corp's proposal upon payment of a termination fee.

     o    By ES Acquisition Corp.:

     o upon a willful breach of any covenant or agreement on the part of Envirosource, or any representation or warranty of Envirosource has become untrue;

     o the breach has not been cured within ten (10) business days following notice of the breach to Envirosource by ES Acquisition Corp.; and

     o the breach, individually or in the aggregate, constitutes a "material adverse effect."

     o    By Envirosource:

     o upon a material breach of any covenant or agreement on the part of ES Acquisition Corp., or if any representation or warranty of ES Acquisition Corp. has become untrue; and

     o the breach has not been cured within ten (10) business days following notice of such breach to ES Acquisition Corp. by Envirosource.

           The term "material adverse effect," with respect to Envirosource, means any adverse change measured from the date of the merger agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of Envirosource and its subsidiaries taken as a whole. No adverse change will be considered in determining whether a material adverse change has occurred if it results or arises from any announcement of the restructuring plan, as an effect of the restructuring plan or effect or change caused by economic, financial or market conditions generally or the steel industry specifically.

Material U.S. Federal Income Tax Consequences (page 36)

         Envirosource stockholders will generally recognize a gain or a loss with respect to the receipt of cash in exchange for their shares of Envirosource common stock. The amount of your gain or loss will be determined by the difference, if any, between the cash you receive and your tax basis in your shares of Envirosource common stock.

Appraisal Rights (page 40)

         Any stockholder who does not wish to accept $0.20 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

     o    you must not vote in favor of adoption of the merger agreement; and

     o you must make a written demand for appraisal in compliance with Delaware law before the vote at the special meeting with respect to the merger agreement.

         Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law. Appendix C to this proxy statement contains the Delaware statutory provision relating to your right of appraisal. Failure to follow all of the steps required by this statutory provision will result in the loss of your right of appraisal.

The Stockholders' Meeting

Date, Time, Place, and Purpose of The Meeting (page 32)

         Envirosource will hold a special meeting of stockholders on July 12, 2001 at 10:00 a.m. at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 590 Madison Avenue, 20th Floor, New York, New York 10022. At the meeting, Envirosource stockholders of record at the close of business on the record date of June 4, 2001 will be asked to vote upon a proposal to adopt the merger agreement. No other business is expected to be conducted at the meeting.

Record Date and Outstanding Shares (page 32)

         Only holders of record of Envirosource common stock at the close of business on June 4, 2001 are entitled to vote at the special meeting. As of that time, there were 5,813,394 shares of Envirosource common stock outstanding and entitled to vote, held by approximately 2,900 record holders.

Quorum (page 32)

         The required quorum for the transaction of business at the special meeting is a majority of the shares of Envirosource common stock outstanding on the record date.

Vote Required (page 32)

         The affirmative vote of a majority of the outstanding shares of Envirosource common stock is required to adopt the merger agreement. Each stockholder is entitled to one vote per share. As of the record date, approximately 49.7% of the outstanding shares entitled to vote were held by Envirosource's directors, executive officers and their affiliates. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the adoption of the merger agreement.

         Stockholders who own 53.7% of the outstanding shares of Envirosource common stock have entered into agreements with Envirosource that require the stockholders to vote in favor of adopting the merger agreement. Accordingly, these stockholders will be able to cause the merger agreement to be adopted without the affirmative vote of any other stockholder.

Financing the Merger (page 11)

         There is no financing condition to the merger. Envirosource has sufficient funds available to it to pay for all outstanding shares of common stock upon consummation of the merger.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


What Will I Receive In The Merger?

         You will receive $0.20 in cash, without interest, for each share of Envirosource common stock that you hold.


What Kind Of Premium To The Price Of Envirosource Stock Is Implied By The Merger Consideration?

         The merger consideration of $0.20 per share of Envirosource common stock represents a premium of approximately 67% over the closing price of Envirosource common stock on June 7, 2001, the last trading day preceding the announcement of the merger agreement. The highest sales price per share of Envirosource common stock on June 18, 2001, the last trading day practicable for which information was available prior to the date of the first mailing of this proxy statement, was $0.17. There were no reported trades of Envirosource common stock on June 19, 2001. Envirosource common stock is traded through the OTC Bulletin Board.


When Do You Expect The Merger To Be Completed?

         We expect that the adoption of the merger agreement by Envirosource's stockholders and the consummation of the exchange offer will be the last conditions to completing the merger and that the merger will be completed at 5:00 p.m. on July 12, 2001.


What Are The U.S. Federal Income Tax Consequences Of The Merger To Me?

         You generally will recognize gain or loss, as the case may be, with respect to the receipt of cash in exchange for your shares of Envirosource common stock.


What Am I Being Asked To Vote Upon?

         You are being asked to vote to adopt the merger agreement. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Envirosource common stock.


What Is The Purpose Of The Merger?

         The merger is an integral part of a comprehensive restructuring of Envirosource's outstanding indebtedness. The uncertain outlook of the North American steel industry for 2001, and its inherent effect on Envirosource's business, may create a significant challenge for Envirosource to meet all of its objectives and obligations in the current year. To date, Envirosource has been able to service its outstanding debt service and other obligations with cash generated from operations, but Envirosource may not be able to meet its significant debt obligations under its 9 3/4% Senior Notes due 2003 in the near future. Envirosource will be in default under the indentures that govern its 9 3/4% Senior Notes due 2003 if it does not pay the approximately $13 million interest payment due at the end of its 30-day grace period on July 16, 2001. Envirosource has commenced an offer to exchange all of its 9 3/4% Senior Notes due 2003 for a combination of cash, newly issued subordinated notes, shares of a new series of preferred stock and shares of common stock. The exchange offer will close simultaneously with the effectiveness of the merger, after which GSC Partners, the principal holder of Envirosource's 9 3/4% Senior Notes due 2003, will control Envirosource, the holders of Envirosource's 9 3/4% Senior Notes due 2003 will own all of the common stock of Envirosource and the current stockholders will be entitled to receive $0.20 per share, subject to the proper exercise of appraisal rights.

How Does The Board Of Directors Of Envirosource Recommend That I Vote?

         The Board of Directors of Envirosource believes that the terms of the merger are fair to, and in the best interests of, Envirosource stockholders and unanimously recommends that stockholders vote "FOR" adoption of the merger agreement.


Who Will Own Envirosource After The Merger?

         As a result of the merger and the concurrent exchange offer, GSC Partners and its affiliates will control Envirosource and Envirosource will no longer be required to make public filings with the Securities and Exchange Commission.


Who Can Vote?

         Stockholders of record as of the close of business on the record date of June 4, 2001 are entitled to vote at the stockholders' meeting. The common stock of Envirosource is the only security of Envirosource entitled to vote at the meeting, and each share of common stock is entitled to one vote.


How Do I Vote?

         All holders of record may vote by mail. Stockholders of record may vote in person at the meeting or vote by proxy card. Beneficial owners will receive instructions from their bank, broker, or other nominee describing how to vote their shares.


         Stockholders of record may sign, date, and mail their proxies in the enclosed postage-paid envelope. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be voted "FOR" the adoption of the merger agreement.


How May I Change My Vote?

         You may revoke your proxy any time before it is exercised at the meeting by notifying Envirosource's Corporate Secretary in writing or returning a later-dated proxy. If you hold your shares through a bank, broker or other nominee, you should contact that firm to find out how to change your vote.


Should I Send In My Stock Certificates Now?

         No. You will receive instructions for surrendering your stock certificates in exchange for the cash payment in a separate mailing after the stockholders' meeting. Do not send stock certificates with your proxy.

What If I Object To The Merger? Am I Entitled To Appraisal Rights?

         Yes. Any stockholder who does not wish to accept $0.20 per share cash consideration in the merger has the right under Delaware law to have his, her or its shares appraised by the Delaware Chancery Court. Generally, in order to exercise appraisal rights, among other things, you must not vote in favor of the adoption of the merger agreement, and you must make a written demand for appraisal in compliance with Delaware law before the vote on the merger agreement. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law.

How Can I Find More Information About Envirosource?

         You may obtain additional information about Envirosource from the documents it files with the Securities and Exchange Commission by following the instructions in the section "Where You Can Find More Information."

                       THE MERGER AND RELATED TRANSACTIONS


The Participants in the Merger

Envirosource, Inc.

         The Company provides customers in the North American steel industry with a wide range of specialized services primarily related to the handling and processing of steel making co-products. These services are generally provided pursuant to long-term contracts that enable the Company to integrate its processes on-site with those of its customers. The Company is a holding company that conducts its operations exclusively through its subsidiaries. The Company's principal operating subsidiary is International Mill Service, Inc. ("IMS"), which provides steel mills with a variety of cost-effective and reliable on-site steel reclamation and other specialized services that are essential to the effective functioning of steel mills. These services include slag removal, material handling, surface conditioning and scrap handling. The Company's other principal operating subsidiary, Envirosource Technologies, Inc. ("Technologies"), provides off-site treatment, stabilization and disposal services for steel mills and other industrial customers.

         The Company is a Delaware corporation. The Company's principal executive offices are located at 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454, and its telephone number is (215) 956-5654.

GSC Partners

         GSCP (NJ), L.P. (together with its affiliates, "GSC Partners") is a registered investment advisor and serves as manager for approximately $4.6 billion in assets on behalf of pension funds, financial institutions, university endowments and individuals. Funds managed by GSC Partners invest in distressed high-yield debt securities and leverage loans in the context of control restructurings, collateralized debt obligation funds that invest in high-yield debt securities as well as providing mezzanine capital and managing private equity funds. Two such entities managed directly or indirectly by GSC Partners are GSC Recovery II, L.P., a Delaware limited partnership, and GSCP Recovery, Inc., a Cayman Islands company (together the "GSC Entities"). The GSC Entities together own approximately 63% of the outstanding Senior Notes.

ES Acquisition Corp.

         ES Acquisition Corp. ("Merger Subsidiary") was incorporated in Delaware on June 1, 2001, for the sole purpose of completing the Merger. It has not carried on any activities to date other than those incident to its formation, entering into the merger agreement and completion of the merger. Merger Subsidiary's address is c/o GSC Partners, 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932, and its telephone number is (973) 437-1000.

Structure of the Merger

         The proposed transaction will be structured as a merger of Merger Subsidiary into the Company (the "Merger") under the terms of an Agreement and Plan of Merger, dated June 8, 2001 (the "Merger Agreement"), by and between Merger Subsidiary and the Company. The Company will be the surviving corporation in the Merger.

Merger Consideration

         At the completion of the Merger, the Company's stockholders will be entitled to receive $0.20 in cash (the "Merger Consideration") for each outstanding share of common stock, par value $0.05 per share, of the Company (the "Shares" or "Common Stock").

The Restructuring Plan and Backup Plan of Reorganization

         The proposed Merger is part of a comprehensive restructuring of the Company's indebtedness (the "Restructuring Plan"). The purpose of the Restructuring Plan is to enhance the Company's long-term viability by reducing the book value of the Company's outstanding long-term debt obligations from approximately $293.6 million at March 31, 2001 to approximately $90.3 million. The Company believes that completing the Restructuring Plan is essential to its ability to continue to operate as a going concern.

         Financial Condition of Company

         The Company's liabilities exceed its assets, and it may not be able to meet its significant debt obligations as they come due. At March 31, 2001, the Company had $293.6 million of total indebtedness outstanding, including $270 million aggregate principal amount of the Company's 9 3/4% Senior Notes due 2003 (the "Senior Notes"), $8.3 million outstanding under the Company's current senior credit facility with the Bank of America, N.A. (the "Existing Credit Facility") and $14.8 million of capital lease obligations. To date, the Company has been able to service its outstanding debt and other obligations with cash generated from operations, but the Company may not be able to meet its significant debt obligations under both series of its Senior Notes in the near future. The uncertain outlook of the North American steel industry for 2001, and its inherent effect on the Company's business, may create a significant challenge for the Company to meet all of its objectives and obligations. Several of the Company's customers declared bankruptcy in late 2000 and early 2001, and the Company believes that additional bankruptcies are possible during 2001 as the North American steel industry continues to suffer from excess capacity, weak steel prices, high energy costs, and high levels of foreign imported steel.

         The Company anticipates that if the restructuring is not consummated, its interest expense will be approximately $30 million during 2001, including an aggregate of $26.3 million payable under the Senior Notes in equal amounts in June and December. Although a failure of the Company to make the interest payments due in June on the Senior Notes would be a default under the indentures governing the Senior Notes, the Company would have until the end of a 30-day grace period on July 16, 2001 to make such payments. If the Company fails to make such interests payments on or before July 16, 2001, the holders of 25% or more of the aggregate principal amount of either series of the Senior Notes may cause the aggregate principal amount of, and accrued and unpaid interest on, the Senior Notes of such series to be due and payable immediately.

         The Exchange Offer

         The Company has commenced an offer to exchange all of its Senior Notes for an aggregate of at least $63 million in the form of cash or new 14% Subordinated Notes due 2008 (or combination thereof), 270,000 shares of Series A Redeemable Preferred Stock with an aggregate liquidation preference of $25 million and 1,080,000 shares of Common Stock, which will represent all of the issued and outstanding shares of Common Stock (the "Exchange Offer"). The holders of Senior Notes will also receive a pro rata share of any excess cash. Concurrently with the Exchange Offer the Company is soliciting consents to amend certain provisions of the indentures governing the Senior Notes. The proposed amendments will eliminate substantially all of the restrictive covenants and modify certain of the event of default provisions and certain other provisions of the indentures governing the Senior Notes.

         The Company has entered into an exchange and voting agreement (the "Exchange Agreement") with GSCP Recovery Inc., a Cayman Islands company, and GSC Recovery II, L.P., a Delaware limited partnership, both of which are controlled by GSCP (NJ), L.P. (collectively, the "GSC Entities," or the "Principal Noteholders"), which together beneficially own 63% of the aggregate outstanding principal amount of the Senior Notes. The Exchange Agreement prohibits the Principal Noteholders from transferring Senior Notes beneficially owned by them to any person other than the Company and obligates them to tender their Senior Notes in the Exchange Offer. In addition, the Principal Noteholders have consented to the proposed amendments to the indentures governing the Senior Notes and accepted a back-up prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code described below.

         The Exchange Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration time of the Exchange Offer at least 98% in outstanding principal amount of the Senior Notes, (the "Minimum Condition"), (ii) the certificate of merger effecting the Merger having been filed with, and accepted for recording by, the Secretary of State of the State of Delaware, (iii) the supplemental indentures amending the indentures governing the Senior Notes being effective (the "Supplemental Indenture Condition") and (iv) that the indenture governing the new subordinated notes being qualified under the Trust Indenture Act of 1939, as amended. The Exchange Agreement provides that the Company may not waive any of the conditions to the consummation of the Exchange Offer or amend any of the terms or conditions of the Exchange Offer without the prior consent of the GSC Entities. The Exchange Agreement provides that the Company will waive the Minimum Condition or the Supplemental Indenture Condition if requested in writing by the GSC Entities.

           The Exchange Offer will expire at 5:00 p.m., New York City time, on July 12, 2001, or at any later time and date to which the Exchange Offer may from time to time be extended by the Company.

           The Backup Prepackaged Plan of Reorganization

           Concurrently with the Exchange Offer, the Company is soliciting from the holders of its Senior Notes acceptances of a proposed prepackaged plan of reorganization of the Company (the "Prepackaged Plan") under Chapter 11 of the United States Bankruptcy Code. Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders, respectively, who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11,
Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

           The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

           The Prepackaged Plan will provide substantially the same economic result for the holders of the Senior Notes and the Company's stockholders as would be achieved under the Restructuring Plan, although at a later date, without interest and at the risk that the Bankruptcy Court may not confirm the Prepackaged Plan in the form sought. If the Exchange Offer and the Merger are not consummated by July 14, 2001, but the Company has received the requisite acceptances of the Prepackaged Plan on or prior that date, the Company intends to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and seek prompt confirmation of the Prepackaged Plan. If the requisite acceptances are not obtained, the Company will resolicit acceptances on the Prepackaged Plan promptly following commencement of a Chapter 11 case.

           Sources of Financing for Merger

           There is no financing condition to the Merger. The Company has sufficient funds available to it to pay for all outstanding Shares upon consummation of the Merger.

Background to the Financial Restructuring Plan

           By the middle of 2000, senior officers of the Company began to evaluate the Company's strategic options as it became more apparent that projected cash flows may not be able to support the Company's obligations under the Senior Notes in the future. In May 2000, the Company engaged Jefferies on an exclusive basis to render financial advisory services to the Company in connection with the possible financial restructuring of the Company's outstanding indebtedness and other strategic options. At a meeting held on October 26, 2000, the Board of Directors authorized management to pursue alternatives through which the Company might restructure its indebtedness and to enter into discussions with holders of the Senior Notes.

           Prior to April 2001, senior officers had preliminary discussions with representatives of GSC Partners. At a meeting held on April 2, 2001, the senior officers of the Company and the Company's legal and financial advisors met with representatives of GSC Partners and GSC Partners' legal advisors. The general outline of a possible restructuring plan was discussed, and GSC Partners indicated that it would likely prepare a formal proposal for presentation to the Company's Board of Directors.

           During the remainder of April 2001, the Company's senior officers and legal and financial advisors continued to discuss the terms and conditions of a financial restructuring plan with the representatives of GSC Partners and its legal counsel. On April 20, 2001, GSC Partners delivered a written, non-binding proposal to the Board of Directors of the Company concerning the terms of a restructuring. GSC Partners proposed that the Exchange Consideration be comprised of at least $63 million in cash, subject to increase with excess cash of the Company, Preferred Stock with an aggregate liquidation preference of $25 million, and all of the Common Stock of the Company. GSC Partners also proposed that the Company pay its stockholders $0.125 per share of Common Stock in connection with the Merger.

           The Board of Directors held a special meeting on April 23, 2001 and continued on April 25, 2001 to discuss the GSC Partners proposal at which all directors were present in person or by telephone. Jefferies made a presentation on the Company's highly leveraged financial condition and factors to be considered in reviewing potential strategic alternatives, including the Company's ability to continue operations as a going concern given the burden of servicing the Company's debt obligations under the Senior Notes. The Company's legal advisors were also present and answered questions with respect to the non-binding proposal presented by GSC Partners. The members of the Board of Directors discussed the terms of the proposal and the other options of the Company, including the risks involved in not taking any action and, alternatively, filing a petition for protection under the Bankruptcy Code. Jefferies reported on indications from banks for a new credit facility, and the Board of Directors and the Company's financial and legal advisors discussed issues related to the likelihood of obtaining adequate financing prior to the consummation of the Exchange Offer. After lengthy discussions, the Board of Directors directed Jefferies to engage in further discussion with GSC Partners. Among other things, the Board of Directors directed Jefferies to indicate that the price per share proposed by GSC Partners was too low and to discuss whether GSC Partners would accept additional securities in order to cover any shortfall in cash consideration.

           Jefferies engaged in discussions with GSC Partners between April 26, 2001 and April 30, 2001 on the terms of the proposal presented by GSC Partners. GSC Partners indicated that it would accept 14% Subordinated Notes due 2008 to the extent that the Company was unable to pay cash consideration in the Exchange Offer and offered $0.172 per share to be paid to the stockholders in connection with the Merger.

           The Board of Directors met on May 1, 2001 by telephone conference call. Jefferies reported on its negotiations with GSC Partners. The members discussed a number of issues, including the price per share to be offered to the stockholders of the Company and the form of consideration to be offered to the holders of the Senior Notes. Jefferies was instructed to engage in further negotiations with GSC Partners regarding these issues. The Company's legal counsel prepared written comments to the term sheet that GSC Partners had delivered on April 20, 2001 and delivered such comments to GSC Partners' legal counsel.

           The Board of Directors again met on May 4, 2001 by telephone conference call to discuss the progress of discussions with GSC Partners. Jefferies reported to the Board of Directors on the reaction of GSC Partners to the Company's counter proposals. The Board of Directors directed Jefferies to try to seek a higher price per share to be offered to the Company stockholders in restructuring.

           Jefferies engaged in further discussions with GSC Partners between May 4 and May 7, 2001. The Board of Directors met by telephone conference call on May 7, 2001. Jefferies reported to the Board of Directors that GSC Partners had agreed that the Company would pay its stockholders $0.20 per share in connection with the Merger. The Board of Directors then requested that the senior officers of the Company proceed with negotiating definitive documents.

           The Company's financial and legal advisors met with GSC Partners' legal advisors on May 14, 2001 to discuss the timing and documentation of the transactions.

           During the next two weeks, the Company or its advisors met in person or by telephone with GSC Partners or its advisors to discuss various issues relating to a possible transaction, including the timing thereof.

           On May 29, 2001, the Board of Directors held a telephone conference call to discuss drafts of the transaction documents that had been prepared by the Company's legal advisors and issues raised thereby. The directors also reviewed and discussed the liquidation analysis that the Company's management had prepared with the assistance of Jefferies.

           The legal counsel for the Company and GSC Partners met on May 31, 2001 and again on June 1, 2001 to discuss GSC Partners' comments on the transaction documents and the terms of the transactions.

           On June 4, 2001, the Board of Directors held a meeting at which the Board of Directors considered the terms of the Exchange Offer, the Exchange Agreement, the Support Agreements, the Merger, the Merger Agreement, the Management Agreement and the Prepackaged Plan. Jefferies made a presentation to the Board of Directors on the financial advisor's analysis of the financial condition of the Company and fairness of the consideration to be received by the Company's stockholders in connection with the Merger. Jefferies indicated that it was prepared to deliver an opinion that, as of such date, the consideration offered to the stockholders in the Merger is fair to the Company's stockholders from a financial point of view. The Board of Directors also considered the Company's liquidation analysis, which Jefferies had assisted the Company in preparing, which compares the estimated proceeds to the holders of the Senior Notes and stockholders in a liquidation of the Company to the estimated value of the consideration being offered to such holders and stockholders in the Restructuring Plan or Prepackaged Plan.

           The Board of Directors directed the Company's legal advisors to bring its discussions with GSC Partners' legal advisors to a conclusion and to finalize the transaction documentation. The meeting was adjourned until June 6, 2001.

           On June 6, 2001, the Board of Directors reconvened by telephone conference call. All directors were present and the Company's legal advisors summarized the changes to the transaction documents. At this meeting, Jefferies delivered its oral opinion (which was subsequently confirmed in writing) that, as of such date, the consideration offered to the stockholders in the Merger is fair to the Company's stockholders from a financial point of view. After asking a number of questions about the final terms of the restructuring, subject to the final negotiation and drafting of definitive documents, the directors unanimously approved each of the agreements and the transactions contemplated thereby, and authorized and directed the senior officers of the Company to execute and deliver the agreements on behalf of the Company. The Board of Directors unanimously approved, and declared the advisability of, the Merger Agreement and the transactions contemplated thereby and recommended that the stockholders vote for the adoption of the Merger Agreement.

           Thereafter, the Merger Agreement, the Support Agreements, the Exchange Agreement and all other transaction documents were executed by the appropriate parties and delivered.

Purpose And Reasons For Restructuring and Merger; Recommendation of The Board of Directors

         The Board of Directors has unanimously approved the Restructuring Plan and the Prepackaged Plan and deemed the transactions contemplated by such plans as being in the best interests of the Company. The Company believes that completing the restructuring through the Restructuring Plan or the Prepackaged Plan is essential to its ability to continue to operate as a going concern. In reaching this determination, the Board of Directors considered a number of factors, including the following:

     o the growing perception among the Company's suppliers and customers of the Company's poor financial condition and risks involved in continuing to engage in business with the Company and the potential impact on the Company's business;

     o management's financial projections, which indicated that the Company may not be able to service its debt obligations;

     o the Company's limited ability to pursue other strategic alternatives due to the Company's expected liquidity constraints;

     o the low likelihood of realizing greater value from other strategic alternatives, including, a liquidation or bankruptcy filing not structured as a prepackaged plan;

     o the potential negative impact on the Company's operations of other strategic alternatives, including a bankruptcy filing not structured as a prepackaged plan;

     o the liquidation analysis prepared by the Company with the assistance of Jefferies which shows that the stockholders of the Company would likely receive nothing in a Chapter 7 liquidation and the holders of Senior Notes would likely receive less in value than the consideration to be received in the Exchange Offer;

     o the fact that because the 14% Subordinated Notes due 2008 will be delivered to holders of Senior Notes in the event and to the extent cash is not available, the Restructuring Plan is not dependent upon obtaining financing under a new credit facility (as an alternative facility) to fund the exchange of the Senior Notes; and

     o the fact that holders of 63% of the Senior Notes have committed to support the transactions by executing the Exchange Agreement and the low likelihood of being able to consummate an alternative transaction without such holders' support.

         The Board of Directors has unanimously approved the Merger Agreement and the Merger, and has determined that the Merger is fair to and in the best interests of the Company's stockholders, and has recommended unanimously that the Company's stockholders vote in favor of adopting the Merger Agreement. In reaching this determination, the Board of Directors considered a number of factors including, without limitation, the following:

     o the complete financial restructuring of the Company as described herein;

     o the Company's financial condition, results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

     o current conditions and trends in the steel industry, and the effect of those conditions and trends on the Company;

     o the financial and valuation analyses presented to the Board of Directors by Jefferies, including market prices and financial data relating to other companies engaged in businesses considered comparable to the Company and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of the Company;

     o the oral opinion of Jefferies, which was later confirmed in a written opinion, dated June 6, 2001, to the effect that, as of the date of the opinion, the consideration to be received in the Merger by the Company's stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view;

     o the terms and conditions of the Merger Agreement, including, without limitation, that the terms of the Merger Agreement will not prevent other third parties from making proposals to the Company after the execution of the Merger Agreement, will not prevent the Board of Directors from providing information to and engaging in negotiations with other third parties that make unsolicited proposals that (A) a majority of the Board reasonably determines in good faith (after consultation with its counsel and its financial advisor) that taking such action would be reasonably likely to lead to the delivery to the Company of a proposal that is superior to the Merger Subsidiary's proposal and (B) a majority of the Board of Directors determines in good faith (after consultation with legal counsel) that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law, and will permit the Company, subject to the non-solicitation provisions of the Merger Agreement and the payment of a termination fee to enter into a transaction with another third party that a majority of the Board of Directors determines in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view to the holders of Common Stock and Senior Notes (in light of the Board of Directors' fiduciary duties to the holders of Senior Notes as well as to stockholders, as such may exist under applicable law) than the transactions contemplated by the Merger Agreement (after consultation with its legal counsel and its financial advisor), taking into account all the terms and conditions of such proposal and the Merger Agreement, and is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

     o the fact that the Restructuring Plan provides for the same consideration to be paid to the stockholders whether under the Merger or the Prepackaged Plan;

     o the support of the transaction by the Principal Stockholders holding 53.7% of the issued and outstanding shares of Common Stock, as evidenced by the execution of their respective Support Agreements;

     o the fact that the Principal Stockholders' obligations under the Support Agreements terminate upon termination of the Merger Agreement;

     o the relationship of the consideration to the historical market prices for the shares of Common Stock and to the Company's per share book value, including the fact that the consideration represents an 82% premium over the closing price of Common Stock on June 5, 2001; and

     o the potential availability to the Company's stockholders of appraisal rights in the Merger under applicable law.

         In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations.

         THE BOARD OF DIRECTORS HAS APPROVED, AND DECLARED THE ADVISABILITY OF, THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

Opinion of Financial Advisor to Envirosource

         The Company requested Jefferies, in its role as financial advisor to the Company, to render an opinion as to the fairness of the Merger Consideration to the holders of Common Stock from a financial point of view.

         On June 6, 2001, Jefferies delivered to the Board of Directors of the Company its written opinion that, as of June 6, 2001 and based upon and subject to the matters set forth in its opinion, the Merger Consideration is fair to the holders of Common Stock from a financial point of view. The Jefferies opinion was prepared for the benefit and use of the Board of Directors in their consideration of the Merger and does not constitute a recommendation to stockholders of the Company as to how they should vote upon, or take any other action with respect to, the Merger. The Jefferies opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to the Company, and does not address the underlying business decision to effect the Merger. In addition, the Jefferies opinion does not express any opinion as to the terms or fairness of the Exchange Offer, or as to the market value or the prices at which any of the securities of the Company may trade at any time. The full text of the Jefferies opinion is attached as Annex B to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety.

         In arriving at its opinion, Jefferies, among other things:

     o reviewed the draft of the Merger Agreement and Exchange Offer memorandum;

     o reviewed certain financial and other information that was publicly available;

     o reviewed information furnished by the Company's management, including certain internal financial analyses, budgets, reports and other information;

     o held discussions with various members of the Company's senior management concerning the Company's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated by the Merger and the Exchange Offer;

     o reviewed the share price and trading history of the Company's publicly traded securities;

     o reviewed the valuations, share prices and trading history of comparable public companies which Jefferies deemed reasonably comparable to the Company;

     o reviewed comparable merger and acquisition transaction multiples which Jefferies deemed reasonably comparable to the Company;

     o    reviewed premiums paid on recent merger and acquisition transactions;

     o    prepared a discounted cash flow analysis of the Company;

     o    prepared a leveraged buyout analysis of the Company;

     o considered the purchase price of certain assets sold by the Company in February 2001;

     o reviewed the indications of interest received from potential investors in the attempted sale of Envirosource Technologies, Inc., the Company's wholly-owned subsidiary, in 1999;

     o considered the Company's current book value of equity in relation to the consideration offered; and

     o conducted such other quantitative and qualitative reviews, analyses and inquiries relating to the Company as Jefferies considered appropriate in rendering its opinion.


         In its review and analysis and in rendering its opinion, Jefferies, with the Company's permission, assumed and relied upon the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by the Company, or that was publicly available to or otherwise reviewed by Jefferies, and Jefferies did not assume any responsibility to independently investigate or verify such information. The opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

         With respect to the financial projections and financial models provided to and examined by Jefferies, the opinion notes that projecting future results of any company is inherently subject to uncertainty, and states that the Company has informed Jefferies, and Jefferies has assumed with the Company's consent, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of management as to the future performance of the Company. In addition, although Jefferies performed sensitivity analyses thereon, in rendering the opinion Jefferies assumed that the Company will perform in accordance with the projections and models for all periods specified. Although such projections and models did not form the principal basis for Jefferies' opinion, but rather constituted one of many items that it employed, changes to such projections and models could affect the opinion.

         The opinion states that Jefferies' analyses must be considered as a whole and that considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. The opinion expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of which Jefferies becomes aware after the date of the opinion. In furnishing the opinion, Jefferies does not admit that they are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

         In Jefferies review, it did not obtain any independent evaluation or appraisal of the assets or liabilities of the Company, nor did it conduct a comprehensive physical inspection of any of the Company's assets. Jefferies was not furnished with any such evaluations or appraisals for the Company or reports of such physical inspections for the Company, nor does Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company. Jefferies' opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date of the opinion (including current market prices of the Common Stock). Such conditions, however, are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion. Jefferies made no independent investigation of any legal or accounting matters affecting the Company and assumed the correctness of all legal and accounting advice given to the Company and its Board of Directors, including advice as to the accounting and tax consequences of the Merger to the Company and its stockholders.

         In rendering its opinion, Jefferies also assumed that: (i) the representations and warranties of the Company contained in the Merger Agreement are true and correct, (ii) each of the parties to the Merger Agreement will each perform all covenants and agreements to be performed by it under the Merger Agreement, (iii) the merger will be consummated on the terms set forth in the Merger Agreement without any waiver of any material terms, (iv) the conditions to the consummation of the merger set forth in the Merger Agreement will be satisfied without waiver and without material expense except for those expenses contemplated by the Merger Agreement and the Exchange Offer; (v) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (vi) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its consolidated financial statements.

         The following is a summary of the material financial analyses performed by Jefferies in connection with rendering the Jefferies' opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Jefferies, these tables must be read together with the text of each summary. The Jefferies' opinion is based upon the totality of the various analyses performed by Jefferies and no particular portion of the analyses has any merit standing alone.

         Comparable Company Analysis. Jefferies analyzed and compared the purchase price multiples of the Company implied by the Merger Consideration to the corresponding trading multiples of selected publicly-traded companies. As no public company has operations comparable to the Company, Jefferies considered public companies within selected industry groups due to the similarity of certain aspects of their business. The comparable companies included in this analysis were segmented into two broad industry sectors that reflect the Company's two distinct operating units, IMS and Technologies. For the IMS operating unit, Jefferies considered selected public companies in the integrated steel mills and mini-mills industry group and the metal processors/services group, with an emphasis on Harsco Corporation, the Company's only publicly-traded direct competitor. For the Technologies operating unit, Jefferies considered selected public companies in the waste management industry group and the remediation and hazardous waste disposal industry group.

         In conducting its analysis, Jefferies derived a range of multiples determined by dividing the total enterprise value and the public market capitalizations of the peer group companies by their operating results and comparing those multiples to those implied by the Merger Consideration. Jefferies analysis included a comparison of the following multiples:

     o total enterprise value ("TEV") (i.e., for the Company, total equity purchase price, plus debt and less cash, and for the comparable companies, the market value of common equity, plus debt and less cash as a multiple of the latest twelve month period ("LTM"), estimated 2001 and estimated 2002 earnings before interest, taxes, depreciation and amortization ("EBITDA");

     o TEV as a multiple of LTM, estimated 2001 and estimated 2002 earnings before interest and taxes ("EBIT");

     o equity value (i.e., for the Company, the Merger Consideration, and for the comparable companies, the market price per share of common stock) as a multiple of LTM, estimated 2001 and estimated 2002 net income; and

     o    equity value as a multiple of book equity value.


                                                                              Selected Comparable Companies
                                                                     -----------------------------------------------
                                                                                                          Mean of
                                                                     Weighted        Mean of IMS        Technologies
                                                Envirosource(1)       Mean(2)         Comparables        Comparables
                                                ---------------     ----------       -------------      -------------
Enterprise Value as a Multiple of:
   LTM EBITDA..............................          6.7x               6.2x              6.3x                5.2x
   2001E EBITDA............................          7.5x               6.0x              5.9x                6.3x
   2002E EBITDA............................          6.4x               5.0x              4.8x                6.6x
   LTM EBIT................................         19.8x              11.8x             12.1x                9.3x
   2001E EBIT..............................         30.1x              12.9x             13.1x               10.9x
   2002E EBIT..............................         20.0x               8.9x              8.6x               12.2x
Merger Consideration/Market Price as a
    Multiple of:
   LTM EPS.................................          * (3)             16.7x             17.5x                9.3x
   2001E EPS...............................          * (3)             19.9x             20.4x               15.6x
   2002E EPS...............................          * (3)              9.9x             10.1x                8.5x
   Book Value..............................          * (3)              1.1x              1.1x                0.9x

----------
(1) LTM EBITDA for the Company calculated on a pro forma basis to reflect the sale of ESII and elimination of restructuring related expenses.
(2) Weighted based upon the relative EBITDA contribution between IMS (90%) and Technologies (10%).
(3)  Such results are negative for the Company.

         Each of the average valuation multiples presented above from the comparable company analysis were less than the comparable multiples implied by the Merger Consideration. The range of total enterprise values indicated for the Company by these multiples is less than the Company's outstanding debt obligations, implying negative values for the Company's common stock.

         Analysis of Selected Merger and Acquisition Transactions. Jefferies analyzed the consideration offered and the implied transaction valuation multiples paid in merger and acquisition transactions that were completed since January 1, 1997 in the Company's industry segments and used those multiples to derive a range of total enterprise values for the Company. The comparable transactions included in this analysis were segmented into two broad industry sectors that reflect the Company's two distinct operating units, IMS and Technologies. The IMS comparable transactions selected consisted of publicly-disclosed transactions with a value of less than $750 million in the integrated steel/mini-mill and metal processors industry groups. The Technologies comparable transactions selected consisted of publicly-disclosed transactions with a value of less than $750 million in the environmental companies industry group, with particular emphasis on recent sales of hazardous waste landfills and the Company's sale of its ESII division in 2001.

         For the selected similar transactions, Jefferies derived EBITDA multiples by dividing the aggregate consideration paid in the selected similar transactions by the relevant LTM EBITDA of the target company. Considering those multiples and a weighted average based on the relative EBITDA contributions of IMS and Technologies, Jefferies derived a range of TEVs for the Company of $188 million to $232 million.

         Premiums Paid Analysis. Jefferies analyzed the premium represented by the consideration offered in the Merger based on the trading price of the Company's common stock for the one day, one week and four week periods ended immediately prior to May 29, 2001 and compared those premiums to the premiums paid in other public transactions announced and completed from January 1, 1998 to April 26, 2001 with a transaction value of $100 million to $1,500 million. The results of such analysis are included in the table below:


                                                                         Period Prior to May 29, 2001
                                                                  ---------------------------------------------
                                                                  One Day           One Week         Four Week
                                                                 ----------        -----------       ----------

Envirosource price per share................................      $   0.080         $   0.080          $  0.092
Merger Consideration........................................          0.200             0.200             0.200
                                                                  ---------         ---------          --------

Premium implied by the Merger Consideration ................          150.0%            150.0%            117.4%
Average premium paid in other public transactions(1)(2)(3)             27.6%             34.1%             42.1%

----------
(1)  Source: Securities Data Company.
(2) All public transactions announced and completed from January 1, 1998 to April 26, 2001 with transaction value of $100 million to $1.5 billion.
(3)  Average excludes top 10% and bottom 10% of premiums paid.

         Leveraged Buyout Analysis. In performing its leveraged buyout analysis, Jefferies calculated the maximum purchase price that could be paid for the Company while generating the rates of return necessary to attract new investors. The analysis assumes that the Company is leveraged to its maximum financeable leverage. Jefferies assumed that management would receive stock options representing 10% of the Company's capital stock, that the LBO sponsor would expect a an internal rate of return between 20% to 30%, that the LBO sponsor would expect a multiple consistent with purchase price and comparable company multiples, and that the LBO sponsor would exit its position in year five at 4.0x to 5.0x EBITDA. The total enterprise values indicated by the leveraged buyout analysis were in the range of $137 million to $179 million.

         Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis in which it estimated the TEV of the Company by adding the discounted value of the Company's annual projected free cash flows for a five-year time period to the discounted terminal value for the Company. Jefferies calculated the Company's terminal value based on current LTM peer TEV/EBITDA multiples ranging between 3.5x to 5.5x. The Company's cash flows and terminal value were discounted to present value using weighted average costs of capital ranging from 12.5% to 16.5%. The total enterprise values indicated by the discounted cash flow valuation were in the range of $139 million to $218 million.

         While the foregoing summary describes certain analyses and factors that Jefferies deemed material in its presentation to the Board of Directors, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Jefferies opinion. Several analytical methodologies were employed which have inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

         The conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Common Stock may be traded at any future time.

         Per the engagement letter dated May 1, 2000, as amended, Jefferies has been acting as the sole financial advisor to the Company in connection with the Merger and the Exchange Offer. The Company will pay Jefferies a fee of $3 million for services performed in connection with the restructuring. The terms of the fee arrangement with Jefferies, which the Company and Jefferies believe are customary in transactions of this nature, were negotiated at arm's length between the Company and Jefferies, and the Board of Directors was aware of such fee arrangements. In the ordinary course of its business, Jefferies may trade in the Company's securities and securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in the Company's securities.

         Jefferies was retained based on Jefferies's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally. Jefferies is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Payment for the Shares

         Promptly after consummation of the Merger, American Stock Transfer & Trust Company, in its capacity as paying agent, will send a transmittal letter and instructions to each person that was a record holder of Shares immediately prior to the Effective Time advising such holder of the procedure for surrendering his or her certificate or certificates in exchange for $0.20 in cash for each formerly outstanding Share. To receive the payment to which they are entitled pursuant to the terms of the Merger Agreement, stockholders must carefully comply with the instructions on such transmittal letter and return it, along with their certificates, to the paying agent pursuant to the terms thereof. Do not send stock certificates with your proxy. Interest will not be paid on the amounts payable upon surrender of certificates which formerly represented the Shares. If the cash price of $0.20 per share is to be paid to any person other than the registered holder of such Shares, it will be a condition to the payment by the paying agent that the surrendered certificates is properly endorsed for transfer and the person requesting delivery of the cash price will pay to the paying agent any transfer or other taxes as a result of the payment to a person other than the registered holder unless such person can establish to the reasonable satisfaction of the paying agent that such tax has been paid or is not payable. None of the paying agent, GSC Partners, Merger Subsidiary or the Company shall be liable to a holder of Shares for any cash delivered pursuant to the Merger Agreement to any public official pursuant to applicable abandoned property, escheat and similar laws.

         One year after consummation of the Merger, the paying agent will deliver to the Company any cash funds not theretofore disbursed to holders of certificates formerly representing Shares, and thereafter the holders of such certificates shall look to the Company (subject to applicable abandoned property, escheat or other similar laws) for any cash payments due as a result of the Merger for the Shares formerly represented by such certificates.

Consequences of The Restructuring Plan or Prepackaged Plan

         As a result of the completion of the restructuring:

o all of the new Common Stock and all of the Series A Redeemable Preferred Stock will be owned by the current holders of the Senior Notes;

o GSC Partners will control a majority of the Common Stock and will control the Board of Directors;

o all current stockholders of the Company who do not own Senior Notes will not participate in the Company's future earnings and growth;

o GSC Partners and its affiliates will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value; and

o the Common Stock will no longer be traded on the OTC Bulletin Board, price quotations will no longer be available and the registration of Common Stock under the Exchange Act will be terminated.

Certain Agreements

         Agreement and Plan of Merger

         The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

         The Merger. The Merger Agreement provides that subject to the conditions thereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Merger will be effected and Merger Subsidiary will be merged with and into the Company. Following the Merger, the separate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation.

         At the time that a certificate of merger is duly filed with, and accepted for recording by, the Secretary of State of the State of Delaware (the "Certificate of Merger"), or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time"), and without any further action on the part of the Company or Merger Subsidiary, the amended and restated certificate of incorporation of the Company as in effect immediately prior to the Effective Time will be the certificate of incorporation of the surviving corporation, until duly amended as provided therein or by applicable law, except as amended by the Merger Agreement pursuant to Section 251(e) of the DGCL. The Company will file the Certificate of Designations (as defined below) with respect to the Preferred Stock with the Secretary of State of the State of Delaware concurrently with the Certificate of Merger, and such Certificate of Designations will become effective as of the Effective Time. At the Effective Time and without any further action on the part of the Company or Merger Subsidiary, the bylaws of the Company as in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law. The directors of Merger Subsidiary at the Effective Time, and John T. DiLacqua, the President and Chief Executive Officer, will be the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the surviving corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

         Effect of the Merger on the Capital Stock of the Constituent Corporations. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock held by the Company or by Merger Subsidiary or any wholly-owned subsidiaries of the Company, which will automatically be canceled and will cease to exist and no cash or other consideration will be delivered or deliverable in exchange therefor, and other shares of Common Stock, if any, held by stockholders who have not voted such shares of Common Stock in favor of the Merger and who have perfected their appraisal rights under the DGCL) will, by virtue of the Merger and without any action by the stockholders thereof, be converted into the right to receive an amount in cash equal to the Merger Consideration payable to the holder thereof, without interest thereon, less any required withholding taxes, upon surrender and exchange of a share certificate (or to the extent entitled thereto, amounts paid upon the proper and timely assertion of appraisal rights).

         The Merger Agreement provides that at the Effective Time, each then unexpired and unexercised outstanding option to purchase shares of Common Stock, whether or not otherwise vested and exercisable in accordance with its terms (a "Stock Option"), previously granted by the Company or its subsidiaries under any plan, agreement or arrangement (collectively, the "Company Equity Plans"), will be cancelled by the Company and in consideration of such cancellation the Company will pay to such holders of Stock Options cash in an amount equal to the product of (i) the Merger Consideration minus the exercise price per share under such Stock Option times (ii) the number of shares of Common Stock which are purchased upon exercise of such Stock Option (whether or not then exercisable or vested), less any required withholding and thereupon each Stock Option shall terminate and each holder thereof shall have no further rights to any Common Stock with respect thereto. If the Company's representation in the Merger Agreement as it relates to (i) the number of outstanding Stock Options, (ii) the cancellation of such outstanding Stock Options without cost to the Company or
(iii) the number of outstanding shares of Common Stock, shall not be true and correct and, as a result thereof, the aggregate amount of Merger Consideration payable in cash together with the expense to cancel any such outstanding Stock Options ("Option Termination Expense") would exceed $1,262,679, then the aggregate of the Merger Consideration and the Option Termination Expense payable under the Merger Agreement shall be reduced to $1,162,679, with appropriate adjustment to the per share consideration

         No outstanding Stock Options have exercise prices less than $0.20 per share and all Stock Options will be cancelled upon the consummation of the Merger.

         Prior to the Effective Time, the Company will (A) obtain all necessary consents from, and provide (in a form acceptable to Merger Subsidiary) any required notices to, holders of Stock Options and (B) amend the terms of the applicable Company Equity Plan, in each case as is necessary to give effect to the conversion of Stock Options under the Merger Agreement (including, without limitation, obtaining from each holder of any outstanding Stock Option issued under the Envirosource Stock Option Plan for Non-Affiliate Directors, a consent to all of the foregoing).

         Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, authorization, consents and noncontravention, capital structure, filings with the Commission, financial statements, absence of material untrue statements, compliance with laws and regulations, litigation, taxes, absence of certain material adverse changes or events, voting requirements, employee benefits and labor matters, change of control payments and takeover restrictions, undisclosed liabilities, intellectual property, environmental matters, material contracts, insurance, opinion of Jefferies and lack of a broker. Some of the representations are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A "Material Adverse Effect" means, with respect to the Company, any adverse change measured from the date of the Merger Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from any announcement of the Restructuring Plan, as an effect of the Restructuring Plan or effect or change caused by economic, financial or market conditions generally or the steel industry specifically; provided further that with respect to Merger Subsidiary, the term Material Adverse Effect means solely, any adverse change, circumstance, event or effect that is materially adverse to Merger Subsidiary's ability to perform its obligations under the Merger Agreement.

         In addition, the Merger Agreement contains representations and warranties of Merger Subsidiary concerning its organization, authorization, consents and noncontravention, absence of material untrue statements, voting requirements, brokers, ownership of shares of Common Stock, and absence of business activities by Merger Subsidiary.

         Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time, the Company and its subsidiaries will carry on its business in the usual, regular and ordinary course in all material respects and to use its reasonable best efforts to preserve intact their current business organizations, and their relationships with customers, suppliers and others having business dealings with the Company. Without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company and its subsidiaries will not, without the prior consent of Merger Subsidiary:

     (i) declare or pay any dividends on, or make other distributions in respect of, any of its stock; split, combine or reclassify any stock or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its stock; repurchase, redeem or otherwise acquire any shares of its stock or any securities convertible into or exercisable or exchangeable for any shares of its stock except as otherwise permitted under certain option agreements to effect cashless option exercises; or issue, deliver or sell, or authorize or propose the issuance, delivery or sale of any shares of its stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matter on which stockholders may vote, or enter into any agreement with respect to any of the foregoing, other than the issuance of Common Stock upon the exercise of stock options granted in accordance with the terms of the Company Equity Plans as in effect on the date of the Merger Agreement;

     (ii) except to the extent required to comply with the Company's obligations to Merger Subsidiary under the Merger Agreement, amend or propose to amend the charter documents of the Company or any of its subsidiaries other than to adopt and file with the Secretary of State of the State of Delaware the Certificate of Designations;

     (iii) (A) incur any indebtedness for borrowed money, other than financing to be incurred in connection with the Restructuring Plan, or assume, endorse or guarantee or otherwise become liable for any such indebtedness or issue, assume or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee or otherwise become liable for any debt securities of other persons other than (w) the Subordinated Notes, (x) indebtedness of the Company or its subsidiaries to the Company or its subsidiaries, (y) borrowings under existing credit lines, including in support of letters of credit, in the ordinary course of business or (z) otherwise in the ordinary course of business for capital or operating leases, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its subsidiaries to or in the Company or its subsidiaries or (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (B) and (C), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business or in connection with the Restructuring Plan;

     (iv) repurchase or otherwise acquire any Senior Notes other than pursuant to the Exchange Offer;

     (v) directly or indirectly acquire, make any investment in, or make any contributions to, any person (other than a subsidiary of the Company);

     (vi) make any change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

     (vii) acquire, sell, transfer, lease or encumber any assets except in the ordinary course of business and consistent with past practice, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice, or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice, or amend in any material respect any other agreement that is material to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

     (viii) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its subsidiaries other than the Restructuring Plan;

     (ix) sell or transfer any property or assets of the Company or its subsidiaries, or purchase or acquire any property or assets from, or otherwise engage in any of the foregoing with any affiliate or subsidiary of the Company, except that the Company may engage in any of the foregoing transactions with any subsidiary of the Company that is directly or indirectly wholly owned by the Company and except as expressly contemplated by the Restructuring Plan; or

     (x) make or revoke any tax election, or settle or compromise any tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes, except in the ordinary course of business consistent with past practice; (y) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (z) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the surviving corporation and its affiliates (including GSC Partners) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

         In addition to the foregoing, the Board of Directors or any committee thereof will take no action to waive any provision of any Company equity plan that would otherwise cause the stock options thereunder to be cancelled or converted at the Effective Time in accordance with their terms and without further action by the Company, the Board of Directors or any committee thereof.

         Immediately after the Effective Time, the Company will accept for exchange all Senior Notes properly tendered and not withdrawn in the Exchange Offer.

         No Solicitation. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company to (i) solicit, initiate, knowingly encourage the submission of, or participate in any discussions or negotiations regarding or furnish to any person, any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Company Takeover Proposal (as defined below) or (ii) enter into any agreement with respect to any Company Takeover Proposal. The Merger Agreement requires that the Company cause, and cause its officers and directors and any investment banker, attorney or other advisor or representative of the Company or any subsidiary of the Company, to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal. The Merger Agreement prohibits the Board of Directors or any committee thereof from approving any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approving or recommending, or proposing to approve or recommend, any Company Takeover Proposal.

         Notwithstanding the foregoing, if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of the non-solicitation provisions of the Merger Agreement and that the Board of Directors determines in good faith (after consultation with its outside counsel and its financial advisor) could result in a third party making a Superior Company Proposal (as defined below), the Company may, to the extent necessary to comply with the applicable fiduciary duties of the Board of Directors', as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the person making such proposal or offer pursuant to a confidentiality agreement containing terms at least as stringent as those set forth in the confidentiality agreement among the parties to the Merger Agreement, as determined by the Company after consultation with its outside counsel, and (B) participate in discussions or negotiations with such person regarding such proposal or offer.

         The Company may terminate the Merger Agreement if (i) the Board of Directors has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Board of Directors has determined in good faith, after consultation with outside counsel, that it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement, or the Merger in order to comply with applicable fiduciary duties,
(iii) the Company has notified Merger Subsidiary in writing of the determination described in clause (ii) above, (iv) the Company is in compliance with the non-solicitation provisions of the Merger Agreement, and (v) the Board of Directors concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

         The Merger Agreement provides that the Company promptly will advise Merger Subsidiary orally and in writing promptly upon receipt of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

         Neither the Company nor the Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Subsidiary, the approval or recommendation of the Board of Directors of the Merger Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Board of Directors after consultation with its outside counsel, necessary to comply with applicable fiduciary duties. Notwithstanding the foregoing, the Company will be permitted to (i) take and disclose to its stockholders a position and make disclosure required by Rule 14e-2 promulgated under the Exchange Act or (ii) make any other required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, in consultation with outside counsel, failure to make such disclosure would be inconsistent with its fiduciary duties under law.

         The term "Company Takeover Proposal" means any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or its subsidiaries, any proposal or offer for the issuance by the Company of over 50% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, in each case, other than the transactions contemplated by the Merger Agreement.

         The term "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the Board of Directors determines in its good faith judgment (i) to be superior from a financial point of view to the holders of shares of Common Stock and Senior Notes (in light of the Board of Directors' fiduciary duties to the holders of Senior Notes as well as to stockholders, as such may exist under applicable law) than the transactions contemplated by the Merger Agreement and the Exchange Offer (after consultation with Jefferies), taking into account all the terms and conditions of such proposal and the Merger Agreement and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

         Access to Information. The Merger Agreement provides that the Company and its subsidiaries will afford to Merger Subsidiary and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours prior to the Effective Time to all of the Company's and its subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and the Company will furnish promptly to Merger Subsidiary all information concerning the Company's business, properties and personnel as Merger Subsidiary may reasonably request.

         Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that as of the Effective Time, indemnification provisions set forth in the certification of incorporation of the surviving corporation will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

         The Merger Agreement provides that from and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Company will indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director or officer or agent of the Company or any of its subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time except to the extent arising out of such person's gross negligence or willful misconduct, and (ii) all such indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Company will not be liable for any settlement of any claim effected without its written consent, which consent will not be unreasonably withheld.

         The Merger Agreement provides that the Company will purchase a continuance of its directors' and officers' liability insurance for a period of six years after the Effective Time and the surviving corporation will take no actions to cancel or modify in a manner adverse to the persons covered by such insurance policy. The Company has obtained such continuance of insurance coverage.

         Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Effective Time, of the following conditions: (i) the Company will have obtained all approvals of stockholders of the Company necessary to adopt the Merger Agreement to the extent required by law, (ii) all conditions to the consummation of the Exchange Offer will have been satisfied or waived, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction will be in effect making the Merger illegal or otherwise prohibiting consummation of the Merger if such restriction is not in effect due to the lack of cooperation of one of the parties to the Merger Agreement, and (iv) the Merger Agreement will not have been terminated by the Company or Merger Subsidiary pursuant to its terms.

         Termination and Breakup Fee. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement, by the stockholders of the Company:

         (a) by mutual written consent of Merger Subsidiary and the Company by action of their respective boards of directors; or

         (b) by the Company or Merger Subsidiary if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable; or

         (c) by the Company or Merger Subsidiary if the Merger has not been consummated on or before July 14, 2001; provided that such failure to consummate is not due to a material breach of the Merger Agreement by the party seeking to terminate; or

         (d) by the Company or Merger Subsidiary if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated by the Merger Agreement has not been obtained at the Company stockholders' meeting or any adjournment thereof by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof; or

         (e) by the Company, if the Company is entitled to terminate the Merger Agreement in connection with a Superior Takeover Proposal as contemplated by the Merger Agreement; or

         (f) by Merger Subsidiary upon a breach of any covenant or agreement on the part of the Company, or any representation or warranty of the Company set forth in the Merger Agreement that will have become untrue, and such breach has not been cured within ten (10) business days following notice of such breach to the Company by Merger Subsidiary; provided, however, that Merger Subsidiary may not terminate the Merger Agreement in the event that such a breach would not individually or in the aggregate constitute a Material Adverse Effect; or

         (g) by the Company (i) upon a material breach of any covenant or agreement on the part of Merger Subsidiary set forth in the Merger Agreement, or
(ii) if (A) any representation or warranty of Merger Subsidiary that is qualified as to materiality has become untrue or (B) any representation or warranty of Merger Subsidiary that is not so qualified has become untrue in any material respect and such breach has not been cured within ten (10) business days following notice of such breach to Merger Subsidiary by the Company; or

         (h) by Merger Subsidiary if the Board of Directors by the Specified Vote (defined below) withdraws or modifies, in a manner adverse to Merger Subsidiary, its approval or recommendation of the Merger Agreement or the Merger (notice of which the Company shall promptly provide to Merger Subsidiary in writing) and FS Equity Partners II, L.P. has terminated its Support Agreement pursuant to its rights thereunder. "Specified Vote" means a vote of the Board of Directors in which at least four of the following five directors not affiliated with FS Equity Partners II, L.P. shall approve the withdrawal or modification of the Board of Directors' recommendation: Messrs. Askins, Caldiero, DiLacqua, Gurnitz and Miller.

         The Merger Agreement provides that, in the event of termination of the Merger Agreement by either Merger Subsidiary or the Company pursuant to the provisions described above, the Merger Agreement will become void and have no effect and there will be no liability or obligation thereunder on the part of Merger Subsidiary or the Company, except with respect to the parties thereto, that (i) certain provisions, including fees and expenses, governing law, confidentiality and specific enforcement, will survive termination, and (ii) no party will be relieved of liability for any willful breach of the Merger Agreement).

         If (x) the Company terminates the Merger Agreement pursuant to paragraph (e) above, then the Company will pay, or cause to be paid to Merger Subsidiary or, at the direction of Merger Subsidiary to any affiliate thereof, at the time of termination, or (y) Merger Subsidiary terminates the Merger Agreement pursuant to paragraph (h) above, then the Company will pay, or cause to be paid to Merger Subsidiary or, at the direction of Merger Subsidiary, to any affiliate of Merger Subsidiary, within five business days of termination, in either case (but in no event will amounts be paid under both clause (x) and (y) above) an amount equal to $2.5 million plus an amount equal to the actual and reasonably documented expenses of Merger Subsidiary and its affiliates (except to the extent otherwise paid under the Exchange Agreement). Merger Subsidiary may make its termination under paragraph (h) above and the termination by FS Equity Partners II, L.P. of its Support Agreement conditional upon its receipt of these payments.

         Confidentiality. Except as required by law, Merger Subsidiary has agreed to keep all information provided by the Company, other than information generally available to the public or information available on a nonconfidential basis prior to its disclosure by the Company, confidential and not to disclose the information to anyone, other than those actively participating in the Merger or Restructuring Plan. Merger Subsidiary also has agreed not to use the confidential information other than in connection with the Merger and not to disclose any information about the Merger to anyone not involved with the Merger. If Merger Subsidiary is requested pursuant to, or required by, legal process to disclose any confidential information concerning the Company or the Merger, it agrees to promptly notify the Company of such request or disclosure and use its reasonable best efforts to ensure the disclosed information will be accorded confidential treatment.

         This confidentiality provision terminated upon distribution by the Company of this Offering Memorandum and is of no further force or effect, regardless of whether the same is later amended and regardless of whether the Exchange Offer shall later be withdrawn. Notwithstanding the foregoing, Merger Subsidiary will, and will cause its affiliates, to keep confidential for a period of two years after the earlier of the termination of the Merger Agreement or the Effective Time all commercially sensitive, non-public information of the Company, other than such information that would be required to be disclosed in accordance with federal securities laws in connection with the purchase or sale of the Company's securities.

         Support Agreement

         The Company has entered into separate Support Agreements with each of FS Equity Partners II, L.P. and The IBM Retirement Plan Trust Fund (together, the "Principal Stockholders"). Pursuant to the Support Agreements, the Principal Stockholders have agreed to vote their beneficially owned shares of Common Stock together with any shares acquired by the Principal Stockholders after the date of the Support Agreement (the "Voting Shares") in favor of adopting the Merger Agreement.

         During the time the Merger Agreement and the Support Agreements are in effect, at any meeting of the stockholders of the Company, however called, the Principal Stockholders will vote or caused to be voted the Voting Shares (a) in favor of adopting the Merger Agreement; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries with any entity other than an affiliate of GSC Partners; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries other than any such transaction that is a part of the Restructuring Plan; or (iii) any transaction entered into pursuant to a Company Takeover Proposal.

         Each Principal Stockholder has agreed that it will not (i) except to
(a) Merger Subsidiary or (b) members of the Principal Stockholder's family or any trusts or partnerships the beneficiaries or equity owners of which, respectively, are members of the Principal Stockholder's family (and which agree to be bound by the provisions of the Support Agreement), transfer (which term includes, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Voting Shares or any interest therein, (ii) except with GSC Partners, enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Voting Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Voting Shares, (iv) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Voting Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Principal Stockholder's obligations hereunder or the transactions contemplated by the Support Agreement or by the Merger Agreement or which would make any representation or warranty of the Principal Stockholder under the Support Agreement untrue or incorrect.

         Each Support Agreement and the respective Principal Stockholder's obligations thereunder will terminate on the earlier of: (i) the Effective Time,
(ii) the time the Merger Agreement is terminated in accordance with its terms; provided that any such termination will not affect the Principal Stockholder's liability for any breach of the Principal Stockholder's obligations under the Support Agreement arising prior to such termination, (iii) upon written notice to the Company given by FS Equity Partners II, L.P., after the Board of Directors has, by Specified Vote, withdrawn or modified, in a manner adverse to Merger Subsidiary, its approval or recommendation of the Merger Agreement or the Merger; provided, that such notice of termination must be received by the Company prior to adoption of the Merger Agreement by the Company's stockholders and within five business days of the date the Board of Directors has taken the Specified Vote (which the Company agrees to promptly advise the Principal Stockholder of upon occurrence) or (iv) the Board of Directors approves an amendment to the Merger Agreement that either (a) reduces the consideration to be received by holders of Shares to less than $0.20 per Share in cash or (b) imposes any liability or obligation on any holder of Shares in excess of those specified in the Merger Agreement.

         Merger Subsidiary, GSC Recovery II, L.P. and GSCP Recovery, Inc. are third-party beneficiaries of each of the Support Agreements and will be entitled to enforce such agreements.

         The IBM Retirement Plan Trust Fund's liability for damages arising from any breach by that stockholder of any covenant, representation or warranty in the Support Agreement will be limited to the aggregate Merger Consideration received by the IBM Retirement Plan Trust Fund in the Merger, or approximately $77,000.

         The Principal Stockholders together hold 53.7% of the outstanding Common Stock and will be able to cause the Merger Agreement to be adopted without the vote of any other stockholder.

         Exchange Agreement

         The Company has entered into the Exchange Agreement with the Principal Noteholders, which together beneficially own 63% of the aggregate principal amount of the Senior Notes. The Exchange Agreement provides that the Principal Noteholders will (i) within five (5) days from the date the Exchange Offer is commenced, tender or cause to be tendered all of their Senior Notes in the Exchange Offer, (ii) refrain from, directly or indirectly, supporting or consenting to any other restructuring, exchange offer, consent solicitation, sale or acquisition relating to the Company or its affiliates, and (iii) not instruct the Trustee to take any action that is inconsistent with the terms and conditions of the Exchange Agreement and, if the Trustee takes or threatens any such action, direct or cause the Trustee to be directed not to take such action. The Principal Noteholders agree that, during the term of the Exchange Agreement, they will not sell, assign, pledge, transfer or otherwise dispose of their beneficial interests in any of the Senior Notes other than to tender them pursuant to the Exchange Offer. In addition, the Principal Noteholders have consented to the Proposed Amendments, waived those provisions of the Indentures that might be violated, if at all, as a result of the consummation of the Merger or the entering into of the New Credit Facility and agreed to accept the Prepackaged Plan. The Company has committed to resoliciting Acceptances of the Prepackaged Plan in the Chapter 11 case if it has not received Acceptances from a majority in number of those voting on the Prepackaged Plan on July 14, 2001.

         The Exchange Agreement prohibits the Company from waiving any condition to the consummation of the Exchange Offer or amending any of the terms or conditions of the Exchange Offer without the prior written consent of the GSC Entities, which consent, if given, will be delivered to the Company promptly. Upon the written request of the GSC Entities, the Company will waive the Minimum Condition and the Supplemental Indenture Condition to the Exchange Offer. If the Supplemental Indenture Condition is waived and the Company consummates the Exchange Offer, the Company would be in default under the Indentures. As a result, holders of 25% or more of the aggregate principal amount of the Senior Notes not tendered in the Exchange Offers would be able to cause an acceleration of the payment of all outstanding principal of and accrued and unpaid interest on such remaining Senior Notes.

         Whether or not the transactions contemplated by the Exchange Agreement are consummated, all expenses of GSC Partners and its affiliates incurred in connection with the negotiation, execution and performance of the Exchange Agreement will be reimbursed by the Company, except if the Exchange Offer is not consummated as a result of any material breach by the GSC Entities, Merger Subsidiary or any other affiliate of the GSC Entities.

         The Exchange Agreement will terminate and all of the obligations thereunder of the Company and the Principal Noteholders will be of no further force or effect:

     (a)  upon the mutual agreement of the GSC Entities and the Company; or

     (b) at the sole discretion of the GSC Entities, upon notice delivered to the Company:

          (i) upon the material breach of any covenant of the Company contained in the Exchange Agreement or if any representation or warranty of the Company shall have become untrue and such breach has not been cured within ten (10) business days following notice of such breach to the Company by the GSC Entities; provided, however, that the GSC Entities may not terminate the Exchange Agreement in the event that such breach would not, individually or in the aggregate with any other breach, constitute a Material Adverse Effect; and provided further, that the Exchange Offers may not be consummated during the pendency of any such notice period if the notice would be one that relates to circumstances that would, if not cured, permit termination of the Exchange Agreement under this clause (i);

          (ii) if the Exchange Offers have not been consummated and the Chapter 11 case has not been commenced with the Bankruptcy Court on or prior to July 16, 2001;

          (iii) if a plan of reorganization in the Chapter 11 case has not be confirmed by the Bankruptcy Court on or prior to (A) September 30, 2001 in the context of a prepackaged plan or (B) November 15, 2001 in the context of a prearranged plan;

          (iv) if the Prepackaged Plan has not become effective within fifteen days after confirmation thereof; or

          (v) in the event that there is (A) a conversion of the Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code, (B) the appointment of a trustee or an examiner with expanded powers in the Chapter 11 case or (C) if the Chapter 11 case is dismissed.

         Within four business days of being advised by the Company (which will immediately provide such notice) that FS Equity Partners II, L.P. has elected to terminate its Support Agreement as contemplated therein, the GSC Entities will notify (and cause Merger Subsidiary to notify) the Company either (1) that Merger Subsidiary has elected to terminate the Merger Agreement where, upon termination of the Merger Agreement, the Exchange Agreement will terminate or
(2) that Merger Subsidiary has elected not to terminate the Merger Agreement, in which case the Company agrees, within one business day of delivery of such notice, to file the Chapter 11 case and the Exchange Agreement will remain in full force and effect. If a notice is not delivered to the Company under clause
(1) above within the contemplated four business day period, notice under clause
(2) shall deemed to have been given and the Company will file the Chapter 11 case within the contemplated one business day period.

         Management Agreement

         In connection with the restructuring, the Company has agreed to enter into a Management Agreement with GSC Partners which will become effective upon consummation of the Exchange Offer or the confirmation of the Prepackaged Plan. Under the terms of the Management Agreement, GSC Partners and its affiliates will provide oversight and consulting services to the Company. In exchange for such services, GSC Partners will receive a monitoring fee of $750,000 per year payable monthly in arrears so long as GSC Partners and its affiliates together hold at least 50% of the issued and outstanding shares of Common Stock. GSC Partners has agreed to subordinate its right of payment of the monitoring fee to the Company's obligation to pay interest and principal on a new senior credit facility between the Company and Bank of America and the new subordinated notes.


Interests of Certain Persons

         Payment of Merger Consideration to Officers, Directors and Affiliates

         Ronald P. Spogli, J. Frederick Simmons and John M. Roth are general partners and Jon D. Ralph is an employee of Freeman Spogli & Co., which controls FS Equity Partners II, L.P., the holder of record of 47.1% of the issued and outstanding common stock of the Company. Messrs. Spogli, Simmons, Roth and Ralph are directors of the Company. Upon the consummation of the Merger, FS Equity Partners II, L.P. will receive an aggregate $548,203 as its pro rata portion of the Merger Consideration.

              No officer, director or affiliate of the Company has received payment terms different from any other stockholder of the Company. See "Principal Stockholders and Stock Ownership of Management" for information with respect to Shares owned by officers and directors of the Company.

              Stock Option Incentive Plan

     GSC Partners has proposed that a stock option incentive plan be established for the management of the Company which would represent 10% of the Common Stock of the Company on a fully diluted and converted basis. It is not anticipated that such a plan will be adopted until after the Restructuring Plan or the Prepackaged Plan has been consummated.

           Management Bonus Policy

           The Company maintains bonus plans for its key managers that award annual bonuses based on the Company's achievement of certain performance targets and the individual's performance. These plans, which provide for target bonuses ranging from 8% to 50% of base salary, do not generally guarantee that the individual will receive a bonus. However, because the Company believes that the success of its restructuring and business going forward will depend, in part, on the Company's ability to retain key managers, the Compensation and Stock Option Committee of the Board of Directors has approved an amendment to the 2001 bonus plans. As amended, each participant who remains in the Company's employment until the date on which 2001 bonuses are paid (expected to be in February 2002) will receive a bonus equal to not less than 85% of the participant's target bonus, and any participant who is terminated without cause prior to that date will receive a prorated bonus based on 85% of the participant's target bonus. The Board of Directors has also approved an amendment to the Company's Profit Sharing Plan to provide for monthly, rather than annual, contributions. A similar amendment has been approved with regard to the Company's Cash Balance Retirement Plan, in which certain of the Company's employees participate in lieu of the Profit Sharing Plan.

           GSC Partners has indicated that upon consummation of the Merger it intends to have the Board of Directors approve further amendments to the bonus plans. In the plans applicable to participants at the Company's operating sites, the amendments would provide that participants who would otherwise get a bonus in excess of 85% of the target bonus would get an additional bonus of up to 15% of the target bonus. In the plans applicable to participants other than those at the Company's operating sites, the amendments would provide that (i) the 85% guaranteed amount referred to in the preceding paragraph would be increased to 110% and (ii) participants would get an additional 10% of their target bonus if the Company achieves 110% of its performance target.

           Indemnification and Release of Present Directors and Officers

           The Company and IMS have entered into indemnification agreements with each of the Company's present directors and officers. The agreements provide that the Company and IMS will hold harmless and indemnify each of the Company's present directors and officers to the fullest extent permitted by Delaware law and the Company's charter documents, except, among other things, for acts of willful misconduct or gross negligence finally determined by a court of competent jurisdiction. The agreements further provide that, subject to certain limitations set forth in the agreements, the Company and IMS will hold harmless and indemnify each of the Company's present directors and officers for all expenses incurred in connection with any claim, suit or proceeding arising out of the performance of such director or officer's duties as a director, officer, employee or agent of the Company or of another entity if the director or officer is serving in such capacity at the request of the Company.

           The Merger Agreement provides that the Company will purchase a continuance of its directors' and officers' liability insurance for a period of six years after the effective time of the Merger. The Company has obtained such insurance coverage.

              The Company anticipates that it will release current officers and directors from any liability that such persons may have for actions and omissions committed in their respective capacities as directors or officers of the Company, except for acts of willful misconduct or gross negligence finally determined by a court of competent jurisdiction.

                               THE SPECIAL MEETING


General

         This proxy statement is being furnished to the Company's stockholders as part of the solicitation of proxies by the Company's board of directors for use at a special meeting to be held on July 12, 2001, at 10:00 a.m at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P. located at 590 Madison Avenue, New York, New York 10022 (the "Special Meeting"). The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement between the Company and Merger Subsidiary.

Record Date And Voting

         The holders of record of Shares as of the close of business on the record date of June 4, 2001 are entitled to receive notice of, and to vote at, the Special Meeting. On that date, there were 5,813,394 Shares outstanding held by approximately 2,900 holders of record. The presence of holders of a majority of the outstanding Shares as of the record date on June 4, 2001, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. If a stockholder abstains from voting on the Merger Agreement, then the shares held by that stockholder will be deemed present at the meeting for purposes of determining a quorum. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on the Merger Agreement, then the shares covered by such non-vote will be deemed present at the Special Meeting for purposes of determining a quorum.

Required Vote

         You are entitled to cast one vote at the Special Meeting for each Share you held on June 4, 2001. Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. You may vote your Shares by voting your proxy or by appearing at the Special Meeting and voting in person. Abstentions and broker "non-votes" will have the same effect as a vote against the Merger Agreement. All of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the Merger Agreement.

              Stockholders who own a majority of the outstanding Shares have entered into Support Agreements that require the stockholders to vote in favor of adopting the Merger Agreement. Accordingly, these stockholders will be able to cause the Merger Agreement to be adopted without the affirmative vote of any other stockholder.

Proxies; Revocation

         Proxies are being solicited by and on behalf of the board of directors of the Company. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses, in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

         If the Special Meeting is adjourned for any reason, the adoption of the Merger Agreement shall be considered and voted upon by stockholders at the subsequent adjourned meeting.

              It is urged that proxies be returned promptly. Therefore, stockholders are urged to fill in, sign and return the accompanying form of proxy in the enclosed envelope.

         You may revoke your proxy at any time prior to its exercise by sending in a proxy bearing a later date, by delivering a written notice of revocation or by attending the Special Meeting in person and casting a ballot or delivering notice of revocation of your proxy.

Adjournments

         Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting, by approval of the holders of a majority of the outstanding Shares present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. Any proxies received by the Company will be voted in favor of an adjournment of the Special Meeting if the purpose of the adjournment is to provide additional time to solicit votes to adopt the Merger Agreement, unless the stockholder has voted against the adoption of the Merger Agreement. Thus, proxies voting against the adoption of the Merger Agreement will not be used to vote for adjournment of the Special Meeting for the purpose of providing additional time to solicit votes to adopt the Merger Agreement. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                             PRINCIPAL STOCKHOLDERS
                        AND STOCK OWNERSHIP OF MANAGEMENT

         The following tables set forth, as of June 1, 2001 the beneficial ownership of our Common Stock by all directors and executive officers and all stockholders beneficially owning in excess of five percent of the outstanding Shares. Unless otherwise indicated, the mailing address for each person listed in the tables is c/o Envirosource, Inc., 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454.

Security Ownership of Certain Beneficial Owners

         The Company's records and other information obtained by the Company from outside sources indicate that, as of June 1, 2001, the following persons were the beneficial owners of more than 5% of the outstanding shares of the Common Stock.

                                                                                        Number of
                                                                                         Shares
Name and Address                                                                      Beneficially         Percent
Of Beneficial Owner(1)                                                                    Owned           of Class
----------------------                                                                -------------      -----------
FS Equity Partners II, L.P.
   c/o Freeman Spogli & Co.(2) ...............................................          2,741,013           47.1%
   11100 Santa Monica Blvd.
   Suite 1900
   Los Angeles, CA 90025

Gabelli Funds, Inc.(3)........................................................            957,848           16.5%
   One Corporate Center
   Rye, NY 10580-1434

The IBM Retirement Plan Trust Fund............................................            382,618            6.6%
   262 Harbor Place
   Stamford, CT 06904-2399

-----------

(1) To the best of the Company's knowledge, except as otherwise indicated herein, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) FS&Co., as general partner of FS Equity Partners II, L.P. ("FSEP"), has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, and Bradford M. Freeman and William M. Wardlaw are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of the Company's Common Stock indicated as beneficially owned by FSEP.

(3)  Gabelli Funds, Inc. and its Chairman, CEO and majority stockholder, Mario
     J. Gabelli, Jr., may be deemed to have beneficial ownership of these shares. The shares are held with sole voting and investment power by Gabelli Funds, Inc. or its affiliates, except for 135,000 shares as to which the voting power is contingent.

Security Ownership of Management

         As of June 1, 2001, the following directors, executive officers and all directors and executive officers as a group, were the beneficial owners of shares of Common Stock as follows:


                                                                                     Common Stock
                                                                                Beneficially Owned as of
                                                                                     June 1, 2001(1)
                                                                             ---------------------------------
                                                                               Number of              Percent
Name and Position with Company                                                   Shares               Of Class
------------------------------                                                -----------             --------
Class A Directors
      John T. DiLacqua, President and Chief Executive Officer .........          66,666(3)               1.1%
      Jeffrey G. Miller................................................           7,141(2)                  *
      Jon D. Ralph  ...................................................              _                   _

Class B Directors
      Wallace B. Askins  ..............................................          22,288(2)                  *
      John M. Roth  ...................................................       2,741,013(4)              47.1%
      J. Frederick Simmons ............................................       2,741,013(4)              47.1%

Class C Directors
      Raymond P. Caldiero  ............................................           7,141(2)                  *
      Robert N. Gurnitz, Chairman of the Board  .......................          39,173(2)                  *
      Ronald P. Spogli.................................................       2,741,013(4)              47.1%

Other Most Highly Compensated Executive Officers
      John P. Carroll..................................................           9,942(3)                  *
      Richard J. Fitz   ...............................................          17,693(3)                  *
      John C. Heenan                                                             10,000(3)                  *
      Leon Z. Heller...................................................          10,446(3)                  *
      All directors and executive officers as a group (14 persons) ....       2,976,320(5)              49.7%

-------------
* Less than 1%

(1) Unless otherwise disclosed, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes shares for which options under the Envirosource Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable by directors within 60 days, as follows: Mr. Askins, 22,288 shares; Mr. Caldiero, 7,141 shares; Mr. Gurnitz, 39,173 shares; and Mr. Miller, 7,141 shares.

(3) Includes (i) shares for which options under the Envirosource Incentive Stock Option Plan, Envirosource 1993 Stock Option Plan and Envirosource 1999 Stock Option Plan are exercisable by executive officers within 60 days, as follows: Mr. DiLacqua, 66,666 shares; Mr. Carroll, 3,000 shares; Mr. Fitz 2,428; Mr. Heenan, 10,000 shares; and Mr. Heller, 4,429 shares; and (ii) shares held through the Envirosource, Inc. Savings Plan and Envirosource, Inc. Profit Sharing Plan as of December 31, 2000, as follows:
     Mr. Carroll, 6,914 shares; Mr. Fitz, 15,265; and Mr. Heller, 5,803 shares.

(4) All shares shown as beneficially owned are held by FSEP. As general partner of FSEP, FS&Co. has the sole power to vote and dispose of such shares. Messrs. Roth, Simmons and Spogli, each of whom is a director of the Company, are general partners of FS&Co., and as such may be deemed to be the beneficial owners of the shares of Common Stock held by FSEP.

(5) Includes (i) 172,900 shares for which options under the Envirosource Incentive Stock Option Plan, Envirosource 1993 Stock Option Plan, Envirosource 1999 Stock Option Plan, Envirosource Stock Option Plan for Non-Affiliate Directors or otherwise are exercisable within 60 days; and
     (ii) 62,165 shares held through the Envirosource, Inc. Savings Plan or the Envirosource, Inc. Profit Sharing Plan as of December 31, 2000.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material U.S. federal income tax consequences of the Merger to the holders of Common Stock. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, interpretive rulings of the Internal Revenue Service, and court decisions, all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing accuracy of this discussion.

         Holders of Common Stock should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to all stockholders in light of their particular circumstances or to stockholders who are subject to special treatment under the Code; thus, for example, this discussion does not deal with special classes of holders for U.S. federal income tax purposes, including without limitation, insurance companies, banks and other financial institutions, dealers in securities or currencies, tax-exempt organizations, persons holding their Shares as a hedge or that are hedged against interest rate or currency risks, persons holding their Shares as part of a straddle or conversion (or other risk reduction) transaction, persons holding their Shares as other than a capital asset (as defined in Code section 1221), nonresident alien individuals, or foreign entities, or holders whose functional currency is not the U.S. dollar.

         Holders with other special considerations, including holders that are partners in GSCP (NJ), L.P. that own Senior Notes in the Company, that are subject to the alternative minimum tax provisions of the Code, that do not hold their Shares as a capital asset or that acquired their Shares in connection with stock option plans or in other compensatory transactions are specifically urged to consult their tax advisors.

         In addition, the following discussion does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated before or after, or concurrently with, the Merger. Nor does this discussion address the tax consequences of payments by the Company to the holders of Envirosource stock options or other stock-based awards.

         The Company will not request a ruling from the Internal Revenue Service in connection with the Merger; therefore, no assurance can be given that the Internal Revenue Service will not argue with the positions described in this proxy statement.

         Receipt of cash for shares of Common Stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, subject to the limitations and qualifications referred to in this section, the Merger generally will result in the following U.S. federal income tax consequences to the holders of Common Stock who hold that stock as a capital asset:

         1. A holder of Common Stock who receives cash for his or her Common Stock in the Merger will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received by the holder and such holder's tax basis in his or her Shares surrendered for cash pursuant to the Merger.

         2. Gain or loss will be determined separately for each block of Shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to the Merger.

         3. The capital gain or loss will generally be long-term capital gain or loss if, as at the time of the Merger, the holder has held the Common Stock for more than one year, taxed at a rate not to exceed 20% for noncorporate holders.

         4. Generally, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual holders are allowed to offset a limited amount of net capital losses against ordinary income.

         5. A holder of Common Stock who exercises his or her appraisal rights and receives a cash payment for his or her Shares from the Company generally will be taxed in the same manner as if the cash had been received in the Merger, albeit possibly subject to the installment sales rules of the Code.

         6. Certain noncorporate holders of Common Stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Common Stock, or received upon the exercise of appraisal rights. Backup withholding generally will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that the number is correct and that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, or is otherwise exempt from backup withholding.

           Any amounts withheld under the backup withholding rules are not additional taxes and will be allowed as credit against the holder's U.S. federal income tax, provided that the requisite information is supplied to the Internal Revenue Service. If the holder has filed a return and the required information is furnished to the Internal Revenue Service, such holder may be entitled to a refund of the excess of the amount withheld over the holder's U.S. federal income tax liability.

         THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS, AND THE EFFECTS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

           The following selected historical consolidated financial data have been taken or derived from the audited consolidated financial statements of the Company and the notes thereto.

                                                                        Year Ended December 31,
                                              ------------------------------------------------------------------------
                                                  1996           1997           1998           1999          2000
                                                  ----           ----           ----           ----          ----
                                                           (In thousands, except for per share amounts)

Statement of Operations Data:

  Revenues.............................           $212,789     $ 227,678       $232,376      $ 211,975     $ 199,579
  Costs and expenses...................            193,914       206,687        217,383        201,828       179,911
                                                  --------     ---------       --------        -------       -------

  Operating income before impairment loss           18,875        20,991         14,993         10,147        19,668
  Loss on impairment of long-lived assets                -             -              -        (75,192)            -
                                                  --------       -------       --------        -------       -------

  Operating income (loss)..............             18,875        20,991         14,993        (65,045)       19,668
  Interest expense, net................             26,831        28,085         29,248         29,754        26,196
                                                  --------       -------       --------        -------       -------

  Loss from continuing operations before
     income taxes .....................             (7,956)       (7,094)       (14,255)       (94,799)       (6,528)
  Income tax expense (benefit).........             (3,266)        1,368         16,384            952           945
                                                  --------       -------       --------        -------       -------

  Loss from continuing operations......             (4,690)       (8,462)       (30,639)       (95,751)       (7,473)
  Income from discontinued operations..                399         9,600              -              -             -
  Cumulative effect of accounting change                 -          (639)             -              -             -
                                                  --------       -------       --------        -------       -------

  Net income (loss)....................           $ (4,291)    $     499       $(30,639)     $ (95,751)    $  (7,473)
                                                  ========     =========       ========      =========     =========

  Income (loss) applicable to common shares       $ (4,442)    $     499       $(30,639)     $ (95,751)    $  (7,473)
                                                  ========     =========       ========      =========     =========

  Per Share:
      Loss from continuing operations..           $  (0.84)    $   (1.46)      $  (5.27)     $ (16.47)     $  (1.29)
      Income from discontinued operations             0.07          1.66              -              -             -
      Cumulative effect of accounting change             -         (0.11)             -              -             -
                                                  --------       -------       --------        -------       -------

      Net income (loss)................           $  (0.77)    $    0.09       $  (5.27)     $ (16.47)     $  (1.29)
                                                  ========     =========       ========      =========     =========

  Average common shares outstanding....              5,775         5,787          5,813          5,813         5,813
                                                  ========       =======       ========        =======       =======

Balance Sheet Data (at period end):

Total assets...........................           $459,909     $ 413,302       $387,456      $ 278,257     $ 263,471
Working capital (deficiency)...........           $ (8,762)    $    (779)      $   (444)     $   9,946     $  (1,753)
Long-term debt.........................           $268,424     $ 281,614       $298,023      $ 284,651     $ 289,621
Total debt.............................           $332,928     $ 295,400       $303,572      $ 284,952     $ 290,822
Stockholders' equity (deficit).........           $ 39,057     $  40,211       $  9,843      $ (85,563)    $ (93,165)

Other Data:

EBITDA of continuing operations (1)....           $ 51,875     $  58,183       $ 53,906      $  48,149     $  51,917
Cash flow provided by operating activities        $ 28,163     $  30,523       $ 27,883      $  24,948     $  21,449
Cash flow provided (used) before financing
   activities..........................           $ (4,158)    $  41,032       $(12,980)     $  16,359     $   4,763

----------
(1) EBITDA represents earnings from continuing operations before the interest expense, income taxes, depreciation and amortization expenses (net of amortization of deferred financing costs), and asset impairment charges. It should not be considered as an alternative measure to operating income as an indicator of the Company's results of operations, nor should it be viewed as an alternative to cash flow as an indicator of the Company's overall liquidity, as presented in the accompanying financial statements. Furthermore, EBITDA measures shown for the Company in this report may not be comparable to similarly titled measures given by other companies.

                            MARKETS AND MARKET PRICE


         The Common Stock trades on the OTC Bulletin Board under the symbol "ENSO.OB." Prior to July 26, 2000, the Company's stock traded on The Pacific Exchange under the symbol "ES" as well. Prior to September 2, 1999, the Company's stock also traded on the Nasdaq Stock Market under the symbol "ENSO." The following table sets forth the high and low sales prices for the Common Stock for each of the calendar quarters of 1999, 2000 and the first two calendar quarters of 2001 based upon prices supplied by The Nasdaq Stock Market and Commodity Systems, Inc.

                                                         High         Low
                                                         ----         ---
1999
----
First Quarter.....................................     $ 5.25       $ 1.38
Second Quarter....................................       2.72         0.94
Third Quarter.....................................       3.38         0.25
Fourth Quarter....................................       0.80         0.38

2000
----
First Quarter.....................................     $ 1.13       $ 0.41
Second Quarter....................................       0.94         0.44
Third Quarter.....................................       0.47         0.15
Fourth Quarter....................................       0.31         0.07

2001
----
First Quarter.....................................     $ 0.16       $ 0.06
Second Quarter (through June 7, 2001).............       0.12         0.05

         The Company has not paid a cash dividend on its Common Stock since the confirmation of its plan of reorganization in November 1983 and has no present plan to pay cash dividends. The Company is currently prohibited from paying cash dividends on its Common Stock by its bank credit agreement and by the indentures under which the Senior Notes were issued.

         Set forth below are the high and low sale prices of Envirosource Common Stock on June 7, 2001 and June 18, 2001. June 7, 2001 was the last full trading day before the Company announced that it had entered into the Merger Agreement. June 18, 2001 was the last trading day practicable for which information was available prior to the date of the first mailing of this Proxy Statement. There were no reported trades of Common Stock on June 19, 2001.

                                                          High        Low
                                                         ------      -----
June 7, 2001.........................................    $ 0.12     $ 0.11

June 18, 2001........................................      0.17       0.17


           We urge you to obtain a current market quotation for the Common Stock before you vote or if you are considering changing your vote.

                                APPRAISAL RIGHTS

         Under Section 262 of the DGCL, any holder of Common Stock who does not wish to accept cash in the amount of $0.20 per Share may dissent from the Merger and elect to have the fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262.

         The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

         Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement will constitute such notice to the holders of Common Stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, the Company suggests that stockholders who consider exercising such rights should seek the advice of counsel.

Filing Written Objection; No Voting In Favor Of The Merger

         Any holder of Common Stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

o deliver to the Company a written demand for appraisal of such stockholder's Shares before the vote on the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's Shares;

o not vote the holder's Shares in favor of the Merger Agreement; a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement and the Merger; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting; and

o continuously hold such Shares from the date of making the demand through the Effective Time; a stockholder who is the record holder of Shares on the date the written demand for appraisal is made but who thereafter transfers such Shares prior to the Effective Time will lose any right to appraisal in respect of such Shares.

         Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the Merger Agreement and the Merger will constitute a written demand for appraisal within the meaning of
Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

         Only a holder of record of Shares issued and outstanding immediately prior to the Effective Time is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should:

     o be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates;

     o    specify the stockholder's name and mailing address;

     o    specify the number of Shares owned; and

     o state that such stockholder intends thereby to demand appraisal of such stockholder's Common Stock.

         If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought, and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine and appropriate procedures for the making of a demand for appraisal by such nominee.

         A stockholder who elects to exercise appraisal rights pursuant to
Section 262 should mail or deliver a written demand to: Envirosource, Inc., 1155 Business Center Drive, Horsham, Pennsylvania 19044-3454; Attention, Leon Z. Heller, Secretary.

Notice By Envirosource; Determination By The Court

         Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the Merger Agreement and the Merger. Within 120 days after the Effective Time of the Merger, but not thereafter, either the Surviving Corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the Shares held by all dissenting stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the Company's written consent), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the cash payment in the amount of $0.20 per Share.

         Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

         A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the Surviving Corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their Shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the Shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE AMOUNT OF $0.20 PER SHARE PURSUANT TO THE MERGER AGREEMENT THAT THEY WOULD RECEIVE IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

         In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the Effective Time).

         Any stockholder may withdraw its demand for appraisal and accept cash in the amount of $0.20 per Share by delivering to the Surviving Corporation a written withdrawal of such stockholder's demands for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the Surviving Corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of $0.20 per Share.

         FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN
SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                             REGULATORY REQUIREMENTS

         In connection with the Merger, the Company will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

     o Filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL after the adoption of the Merger Agreement by the Company's stockholders.

     o    Complying with federal and state securities laws.


                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING INFORMATION

         This proxy statement includes statements that are not historical facts. These forward-looking statements are based on our current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning our possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "should," "could," "targets" and "may" or similar expressions.

         Except to the extent required under the federal securities laws, the Company does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

         If you would like to request documents from the Company, please do so at least five business days before the date of the Special Meeting in order to receive timely delivery of such documents prior to the Special Meeting. The Company will send any document so requested to the requesting stockholder by first-class mail or other equally prompt means within one day of receiving the request. Please address your request for documents as follows:

                               ENVIROSOURCE, INC.
                           1155 Business Center Drive
                        Horsham, Pennsylvania 19044-3454
                                 (215) 956-5654
                            Attention: Leon Z. Heller

         You should rely only on the information contained in this document to vote your Shares at the Special Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated June 21, 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.

                                  OTHER MATTERS

           The Board does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the Special Meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their discretion.

                              STOCKHOLDER PROPOSALS

           The Company does not expect to hold another annual meeting of stockholders. There are therefore no deadlines for submitting stockholder proposals at the Company's next annual meeting of stockholders.


                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Leon Z. Heller,


June 21, 2001                                Leon Z. Heller,
                                             Secretary

                                                                      APPENDIX A





                          AGREEMENT AND PLAN OF MERGER



                            DATED AS OF JUNE 8, 2001



                                     BETWEEN



                              ES ACQUISITION CORP.



                                       AND



                               ENVIROSOURCE, INC.

         This AGREEMENT AND PLAN OF MERGER, dated as of June 8, 2001 (this "Agreement"), is by and between ES Acquisition Corp., a Delaware corporation ("Merger Sub") and a direct, wholly owned subsidiary of GSC Recovery II, L.P., a Delaware limited partnership ("Parent"), and Envirosource, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), whereby each issued and outstanding share of Company Common Stock not owned by Merger Sub or the Company or its Subsidiaries will be converted, subject to adjustment as provided in Section 1.8(c) hereof), into the right to receive $0.20 in cash, without interest (the "Merger Consideration"), subject to the exercise of appraisal rights pursuant to the DGCL;

         WHEREAS, the Board of Directors of the Company (the "Company Board") has (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders, (b) approved this Agreement and the transactions contemplated hereby, and (c) declared the advisability of this Agreement and resolved to recommend that the Company's stockholders approve this Agreement and the Merger;

         WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, the Merger is being effected as an integral part of a comprehensive restructuring of the Company's outstanding indebtedness (the "Restructuring"), and as such, contemporaneously with the Merger, the Company will offer to exchange all of its outstanding 9 3/4% Senior Notes due 2003 and 9 3/4% Senior Notes due 2003, Series B (together, the "Senior Notes") for an aggregate of at least $63 million in the form of cash or principal amount of the Company's 14% Subordinated Notes due 2008 (the "Subordinated Notes") (or a combination thereof), 270,000 shares of Surviving Corporation Preferred Stock (as defined herein) and 1,080,000 shares of Surviving Corporation Common Stock (as defined herein), which will constitute all of the issued and outstanding shares of Surviving Corporation Common Stock (together, the "Exchange Offers"), amend the indentures governing the Senior Notes (the "Indentures") and solicit acceptances from the holders of the Senior Notes of a proposed pre-packaged plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code under which the security holders of the Company would receive the same consideration as in the Merger and Exchange Offers.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   Article I.
                                   The Merger

1.1 The Merger.

         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

1.2 Closing.

         The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of all of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of such conditions) set forth in Article V (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, unless another place is agreed to in writing by the parties hereto.

1.3 Effective Time.

         Upon the Closing, Company and Merger Sub shall file or cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at 5:00 p.m. New York City Time on the date that the Certificate of Merger is duly filed with, and accepted for recording by, the Secretary of State of the State of Delaware, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

1.4 Effects of the Merger.

         At and after the Effective Time, the Merger will have the effects set forth in Section 259(a) of the DGCL.

1.5 Charter.

         At the Effective Time and without any further action on the part of the Company or the Merger Sub, the Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable law, except as amended hereby pursuant to
Section 251(e) of the DGCL in the form attached hereto as Annex A. The Company shall file the Certificate of Designations with respect to the Series A Redeemable Preferred Stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Preferred Stock") with the Secretary of State of Delaware concurrently with the Certificate of Merger, and such Certificate of Designations shall become effective as of the Effective Time.

1.6 Bylaws.

         At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.7 Officers and Directors.

         The directors of Merger Sub at the Effective Time and Mr. John T. DiLacqua shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.8 Effect on Stock.

         As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

         (a) Cancellation of Stock of Merger Sub. Each issued and outstanding share of stock of Merger Sub shall automatically be cancelled and shall cease to be outstanding.

         (b) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company, any wholly owned Subsidiary of the Company or by Merger Sub shall automatically be cancelled and shall cease to be outstanding, and no Merger Consideration shall be delivered in exchange therefor.

         (c) Conversion of Company Common Stock. At the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.8(b) or Dissenting Shares for which appraisal rights have been properly asserted in accordance with Section 1.8(d)) shall be converted into the right to receive from the Surviving Corporation the Merger Consideration. As of the Effective Time, all shares of Company Common Stock (exclusive of shares of Surviving Corporation Common Stock to be issued pursuant to the Exchange Offers) shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificates, the Merger Consideration (or to the extent entitled thereto, amounts paid upon the proper and timely assertion of appraisal rights). If the Company's representation in Section 2.1(b) as it relates to (i) the number of outstanding Company Options, (ii) the cancellation of such outstanding Company Options without cost to the Company or (iii) the number of outstanding shares of Company Common Stock, shall not be true and correct and, as a result thereof, the aggregate amount of Merger Consideration payable in cash hereunder together with the expense to cancel any such outstanding Company Options ("Option Termination Expense") would exceed $1,262,679, then the aggregate of the Merger Consideration and the Option Termination Expense payable hereunder shall be reduced to $1,162,679 with appropriate adjustment to the per share consideration.

         (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with the DGCL to the extent available thereunder (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but rather, each holder shall have the right to receive such consideration as may be determined to be due such dissenting stockholder pursuant to Section 262 of the DGCL unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses its right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any instruments served pursuant to the DGCL and received by the Company relating to the exercise of the stockholders' rights of appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, prior to the Effective Time, except with the prior written consent of Merger Sub or upon the entry of a final judgment by a court of competent jurisdiction, make any payment with respect to, or settle or offer to settle, any such demands.

         (e) Stock Options. (i) At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Company Common Stock (the "Company Options") previously granted by the Company or its Subsidiaries under any plan, agreement or arrangement (collectively, the "Company Equity Plans") shall be cancelled and shall be automatically converted into the right to receive from the Surviving Corporation, at the Effective Time, cash in an amount equal to the product of (x) the Merger Consideration minus the exercise price per share under such Company Option, times (y) the number of shares of Company Common Stock which may be purchased upon exercise of such Company Option (whether or not then exercisable or vested), less any required withholding, and thereupon each Company Option shall terminate and each holder thereof shall have no further rights to any Company Common Stock with respect thereto.

                  (ii) Prior to the Effective Time, the Company shall (A) obtain all necessary consents from, and provide (in a form acceptable to Merger Sub) any required notices to, holders of Company Options and (B) amend the terms of the applicable Company Equity Plan, in each case as is necessary to give effect to the provisions of paragraph (i) of this Section 1.8(e) (including, without limitation, obtaining from each holder of any outstanding Company Option issued under the Envirosource Stock Option Plan for Non-Affiliate Directors, a consent to all of the foregoing).

1.9 Surrender and Payment.

         (a) Paying Agent. Prior to the Effective Time, the Company shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock and Company Options in connection with the Merger and the payment of the Merger Consideration to which holders of shares of Company Common Stock and Company Options, if applicable, shall become entitled pursuant to Section 1.8. Prior to, or promptly after, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the Company shall deposit with the Paying Agent cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding (and not to be canceled pursuant to Section 1.8(b)) immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (plus any additional amount as required in connection with the cancellation of Company Options pursuant to Section 1.8(e)). The deposit made by the Company pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Paying Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) promptly applied to making the payments provided for in Section 1.8(c). The Payment Fund shall not be used for any purpose that is not provided for herein.

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall provide to each holder of record of a certificate or certificates or other instrument or instruments (the "Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares to be canceled in accordance with Section 1.8(b)), (i) a letter of transmittal (which shall be upon customary terms and may specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed in accordance with the letter of transmittal and the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall pay the holder of such Certificate the Merger Consideration in respect of such Certificate, and the Certificate so surrendered shall forthwith be retired and shall cease to exist. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of Company Common Stock represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.9, each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 1.8(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (without interest) upon such surrender.

         (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for such shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

         (d) Unclaimed Funds. Any portion of the Payment Fund made available to the Exchange Agent pursuant to Section 1.9(a) that remains unclaimed by holders of Certificates for one year after the Effective Time of the Merger shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

         (e) No Liability. Neither Surviving Corporation nor the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificates shall not have been surrendered immediately prior to such date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (f) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form reasonably satisfactory to the Surviving Corporation, and, if requested by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or the payment of the Merger Consideration, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to such Certificate to which such Person is entitled pursuant hereto.

         (g) Withholding Rights. The Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state or local tax law, due to the residency of, or the applicability of United States federal, state or local backup withholding requirements to such holder or otherwise. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                  Article II.
                         REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company.

         Except as expressly set forth in the Company Disclosure Schedule (which shall, in each case, be specific in its reference to a representation and warranty herein contained and sought therein to be modified) delivered by the Company to Merger Sub or its Affiliates at or prior to the execution of this Agreement (the "Company Disclosure Schedule"), or as, otherwise disclosed, contained in or referred to in any Company SEC Report filed after December 31, 2000 and prior to the date of this Agreement the Company represents and warrants to Merger Sub or its Affiliates as follows:

         (a) Organization, Standing and Power. Each of the Company and its Subsidiaries has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has requisite corporate power and authority to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified and in good standing or otherwise authorized to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify does not and would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. True, complete and correct copies of the Organizational Documents of the Company and its Subsidiaries as in effect on the date of this Agreement were made available to Merger Sub or its Affiliates.
Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 sets forth a true, correct and complete list of all Subsidiaries of the Company. The Company does not own, directly or indirectly, beneficially or of record any capital stock or other equity interest in any Person other than the Subsidiaries listed on such Exhibit 21.1, other than (i) non-controlling investments in the ordinary course of business and corporate partnering, development, corporate marketing and similar undertakings and arrangements entered into in the ordinary course of business and (ii) other investments of less than $1,000,000.

         (b) Capital Structure.

         (i) As of the date of this Agreement, the authorized stock of the Company consists of (A) 20,000,000 shares of Company Common Stock, of which 5,813,394 shares are issued and outstanding and (B) 5,620,000 shares of preferred stock, par value $0.25 per share, of which no shares are issued and outstanding and there are no shares of Company Common Stock or preferred stock of the Company held in treasury. Immediately after the Effective Time there will be 20,000,000 shares of Surviving Corporation Common Stock, 270,000 shares of Surviving Corporation Preferred Stock and 5,350,000 shares of preferred stock, par value $0.001 per share, authorized. All issued and outstanding shares of the stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and no class of stock is entitled to preemptive rights. As of the date of this Agreement, there are no outstanding options, warrants or other rights to acquire stock or assets from the Company or its Subsidiaries other than options representing in the aggregate the right to purchase 275,637 shares of Company Common Stock under the Company Equity Plans. As of the date of this Agreement, there were approximately 865,072 shares of Company Common Stock reserved for issuance in connection with options, warrants and conversion rights. Each outstanding Company Option will be cancelled without any payment required to be made thereon and converted at the Effective Time in accordance with its terms and without further action by the Company, Company Board or any committee thereof.

         (ii) All of the issued and outstanding shares of stock of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens").

         (iii) Except as otherwise set forth in this Section 2.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or a Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or other voting securities of the Company or such Subsidiary or obligating the Company or such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of stock of the Company or such Subsidiary.

         (c) Authority; No Conflicts.

         (i) The Company has all requisite corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement and approval of the Merger by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company by a unanimous vote of all the members of the Company Board, subject in the case of the consummation of the Merger to the approval of this Agreement and the Merger by the requisite vote of the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the Exchange Offers) does not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of consent, termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, bond, indenture, benefit plan, lease or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, the Company's Subsidiaries or their respective real properties or assets.

         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (x) those required under or in relation to (A) the filing of a proxy statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") and (B) the DGCL with respect to the filing and recordation of appropriate merger or other documents, including the Certificate of Merger, and (y) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

         (d) Reports and Financial Statements.

         (i) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 31, 1999 (collectively, including all exhibits thereto, --- the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of complete notes and normal year-end adjustments. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder. None of the Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

         (ii) Except for liabilities and obligations incurred in the ordinary course of business since December 31, 2000, the Company does not have any liabilities or obligations of any nature required by GAAP to be set forth on a consolidated balance sheet of the Company which would be reasonably expected to have a Material Adverse Effect on the Company.

         (e) Information Supplied.

         (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement including any supplement or amendment thereto will, at the time such document is filed with the SEC, and when first published, sent or given to the stockholders of the Company, nor will such proxy statement or the offering memorandum delivered to holders of the Senior Notes in connection with the Exchange Offers, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders' Meeting (as defined in Section 4.1(a)) and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting, which shall have become misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

         (ii) Notwithstanding the foregoing provisions of this Section 2.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Merger Sub or its Affiliates for inclusion or incorporation by reference therein.

         (f) Compliance with Applicable Laws; Regulatory Matters. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. Except as disclosed in the Company SEC Reports filed after December 31, 2000 and prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or order of any Governmental Entity, except for such violations or defaults which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

         (g) Litigation. There is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect on the Company or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for investigations or reviews which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

         (h) Taxes.

         (i) Each of the Company and its Subsidiaries has duly filed all federal, state, foreign and local income and franchise and other material Tax Returns and reports required to be filed by it on or prior to the date hereof, and all such Tax Returns and reports are complete and accurate in all material respects.

         (ii) The Company and each of its Subsidiaries has paid (or the Company has paid on behalf of each such Subsidiary) and as at the Closing will have so paid all Taxes payable by them, except to the extent adequately reserved on its books and records in accordance with GAAP.

         (iii) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

         (iv) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries on or prior to the date hereof that are not adequately reserved for in accordance with GAAP.

         (v) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending.

         (vi) There are no Liens for Taxes on any asset of the Company or any Subsidiary of the Company, except for Liens for Taxes not yet due and payable.

         (vii) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (including by operation of law), other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries.

         (viii) Within the past five years, neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

         (ix) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary of the Company is a party, covering any person that individually or collectively (either alone or upon the occurrence of any additional or subsequent event), could give rise to the payment of any amount that would not be deductible by Merger Sub or its Affiliates by reason of
Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

         (x) There are no audits, investigations or claims asserted for Taxes or assessments upon the Company or any Subsidiary of the Company, nor has the Company or any Subsidiary of the Company received any notice from any taxing authority that it intends to conduct such an audit, investigation, or assertion of a claim.

         (i) Absence of Certain Changes or Events. Since March 31, 2001 (a) there has not been any change, event or development having, or that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby, other than events, changes or effects that are related to or result from the execution and delivery of this Agreement or from any action or inaction on the part of Merger Sub or its Affiliates, and (b)(i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of Section 3.1 hereto.

         (j) Vote Required. The requisite affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of equity securities of the Company or any Subsidiary securities necessary to adopt this Agreement, the Merger and the transactions contemplated by this Agreement.

         (k) Employee Benefit Plans; Labor Matters.

         (i) The Company has no material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), severance, change-in-control or employment plan, program or agreement, stock option, bonus plan, or incentive plan or program ("Company Plans"). Copies or descriptions of the Company Plans have been or will be made available to Merger Sub or its Affiliates.

         (ii) Except as would not have a Material Adverse Effect on the Company, each Company Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations.

         (iii) Each Company Plan intended to be qualified has received a favorable determination from the Internal Revenue Service and, except as would not have a Material Adverse Effect on the Company, to the Company's knowledge nothing has occurred since that would adversely affect such qualification.

         (iv) Except as would not have a Material Adverse Effect on the Company and its Subsidiaries: (i) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations) is pending with respect to any Company Plan, and (ii) no "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has occurred during the last five years with respect to any Company Plan.

         (v) No litigation or administrative or other proceeding involving any Company Plans has occurred or, to the Company's knowledge, are threatened, where, in either case, an adverse determination would result in liability that would have a Material Adverse Effect on the Company and its Subsidiaries.

         (vi) The Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o)) has incurred any withdrawal liability which remains unsatisfied in an amount which would result in liability that would have a Material Adverse Effect on the Company and its Subsidiaries.

         (vii) No Company Plan, or plan sponsored by any member of the Company's Controlled Group, has been terminated, where such termination has resulted in liability under Title IV of ERISA that would have a Material Adverse Effect on the Company and its Subsidiaries.

         (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will give any party to any collective bargaining agreement or union contract covering employees of the Company or its Subsidiaries the right to renegotiate or terminate such collective bargaining agreement or union contract.

         (l) Change of Control Payments; Takeover Restrictions.

         (i) Neither the Company nor its Subsidiaries has any plans or agreements, other than this Agreement, to which they are parties, or by which they or their properties are bound, pursuant to which payments, including with respect to the acceleration of benefits, will be required upon (A) or as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, including the Exchange Offers, or (B) the termination or closing of any of the Company's operations or facilities.

         (ii) No state takeover statute or similar statute, including any "moratorium", "control share", "fair price", "Affiliate transaction", "business combination" or other antitakeover Laws and regulations of any state, including, without limitation, Section 203 of the DGCL, or any antitakeover provision in the Company's certificate of incorporation and bylaws applies to this Agreement or any of the transactions contemplated hereby, including the Exchange Offers and the Merger. No provision of the Charter or Bylaws of the Company or any Subsidiary would, directly or indirectly, restrict or impair the ability of Merger Sub or its Affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to securities of the Company or any Subsidiary that may be acquired or controlled by Merger Sub or its Affiliates pursuant to the Exchange Offers or permit any stockholder to acquire securities of the Company on a basis not available to Merger Sub or its Affiliates in the event that Merger Sub or its Affiliates were to acquire securities of the Company.

         (m) No Undisclosed Liabilities. Since December 31, 2000, there have not been incurred any liabilities by the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required by GAAP, applied on a basis consistent with the financial statements, to be disclosed in the consolidated balance sheet of the Company and its Subsidiaries and the notes thereto, other than: (i) liabilities disclosed or referenced in the Company SEC Reports; (ii) liabilities incurred in the ordinary course of business consistent with past practice; and
(iii) liabilities incurred in connection with the Restructuring of which the transactions set forth in this Agreement are a part.

         (n) Intellectual Property. The Company owns or possesses valid licenses or other valid rights to use (in each case free and clear of all Liens) all Intellectual Property used in the conduct of its business, except where the failure to own or have rights in such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. To the knowledge of the Company, (i) no material claims are pending or threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property nor to the knowledge of the Company is there any reasonable basis for any such claim and (ii) no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or any Subsidiary except for such claims and infringements which, individually or in the aggregate, are not having and would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries or materially impair or delay the ability of the Company to consummate the transactions contemplated hereby.

         (o) Environmental Matters.

         (i) Each of the Company and its Subsidiaries has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is and has been in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law and to the knowledge of Company, no action is pending or threatened to revoke, amend, terminate or otherwise modify such Permits (collectively "Permit Modifications") except for such noncompliance or Permit Modifications which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

         (ii) No site or facility now or to the knowledge of the Company, previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites.

         (iii) Except for such releases of Hazardous Substances which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries or which have been in accordance with Environmental Permits, there have been no releases of Hazardous Substances from facilities while owned, operated or leased by the Company or its Subsidiaries.

         (iv) The Company is not aware of any facts, circumstances or conditions associated with the Company, the Company's Subsidiaries any current or former property owned, operated or leased by the Company or its Subsidiaries or any Person or entity to which the Company or its Subsidiaries has contractual liability, which would reasonably be expected to result in the Company or its Subsidiaries incurring liability under Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

         (v) The Company has made available to Merger Sub or its Affiliates prior to the execution of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in the possession, custody or control of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries.

         (p) Material Contracts.

         (i) The Company has heretofore made available to Merger Sub or its Affiliates true, correct and complete copies of all written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound that are material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of the Company and its Subsidiaries taken as a whole, all: (i) employment, severance, product design or development, personal services, consulting, non-competition or indemnification contracts (including, without limitation, any contract to which the Company or any of its Subsidiaries is a party involving employees of the Company); (ii) licensing, merchandising, representation or distribution agreements; (iii) contracts granting a right of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets of the Company (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 1998; (vi) contracts or agreements with any Governmental Entity; (vii) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred;
(viii) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business; (ix) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; and
(x) commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 6.1 hereof, the "Material Contracts"). Neither the Company nor any of its Subsidiaries is a party to or bound by any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (ii) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. There is no default under any Material Contract so listed either by the Company or any of its Subsidiaries or, to the Company's knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Company's knowledge, any other party.

         (iii) No party to any such Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries with respect to any breach or default thereunder.

         (q) Insurance. The insurance policies maintained by the Company and its Subsidiaries are fully paid and in force and have been issued by insurers, which, to the Company's knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary industry practice.

         (r) Opinion of Financial Advisor. Jefferies & Company, Inc. (the "Financial Advisor") has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and such opinion has not been withdrawn or modified. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

         (s) Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Merger Sub or an Affiliate thereof) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Affiliates.

2.2 Representations and Warranties of Merger Sub.

         Merger Sub represents and warrants to the Company as follows:

         (a) Organization, Standing and Power. Except where a failure would materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby, Merger Sub has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware; Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Sub is a direct, wholly owned subsidiary of Parent.

         (b) Authority; No Conflicts.

         (i) Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (ii) The execution, delivery and performance by Merger Sub of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or its respective properties or assets except, in each case, as would not reasonably be expected to materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby.

         (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, except for (A) the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) of Section 2.1(c)(iii), and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure to make or obtain which would not reasonably be expected to materially impair or delay the ability of Merger Sub to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Merger Sub has determined, upon consultation with competent legal counsel, that no filing under the HSR Act is required to be made by Parent or any Affiliate of Parent in connection with this Agreement or the consummation by Merger Sub of the transactions contemplated hereby.

(c) Information Supplied.

         (i) None of the information supplied or to be supplied by Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, and when first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or, at the time of the Company Stockholders' Meeting, and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting, which shall have become misleading.

         (ii) Notwithstanding the foregoing provisions of this Section 2.2(c), no representation or warranty is made by Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

         (d) Vote Required. No vote of the holders of the outstanding voting securities of Parent is necessary to approve this Agreement or any of the transactions contemplated hereby.

         (e) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub.

         (f) Ownership of Company Stock. As of the date of this Agreement, neither Merger Sub nor, to the best of its knowledge, any of its Affiliates or associates (as such term is defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of stock of the Company except ownership of less than 5% of the outstanding shares of Company Common Stock and Affiliates of Merger Sub are third party beneficiaries of the Support Agreements. As of the date of this Agreement, neither Merger Sub nor any Affiliate of the Merger Sub is an "interested stockholder" of the Company within the meaning of Section 203 of the DGCL.

         (g) No Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub, as of the date of this Agreement, has no Subsidiaries and no material liabilities.

                                  Article III.
                                    Covenants

3.1 Covenants of the Company.

         During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or the Exchange Offers or to the extent that Merger Sub shall otherwise consent in writing):

         (a) Ordinary Course. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in all material respects, and shall use all reasonable best efforts to keep available the service of its current officers, preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them.

         (b) Dividends; Changes in Share Capital. The Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its stock, (ii) split, combine or reclassify any of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its stock, or (iii) repurchase, redeem or otherwise acquire any shares of its stock or any securities convertible into or exercisable or exchangeable for any shares of its stock except as otherwise permitted under certain option agreements to effect cashless option exercises.

         (c) Issuance of Securities. The Company shall not and shall not cause its Subsidiaries to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matter on which stockholders may vote, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of stock options granted in accordance with the terms of the Company Equity Plans as in effect on the date of this Agreement.

         (d) Organizational Documents. Except to the extent required to comply with their respective obligations to Merger Sub hereunder, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents other than to adopt and file with the Secretary of State of the State of Delaware the Certificate of Designations for the Preferred Stock.

         (e) Indebtedness. Neither the Company nor any of its Subsidiaries shall
(i) incur any indebtedness for borrowed money, other than financing to be incurred in connection with the Restructuring, which shall be on terms and conditions acceptable to Merger Sub or Parent (the "New Financing"), or assume, endorse or guarantee or otherwise become liable for any such indebtedness or issue, assume or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee or otherwise become liable for any debt securities of other Persons other than (w) the Subordinated Notes, (x) indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries, (y) borrowings under existing credit lines, including in support of letters of credit, in the ordinary course of business or (z) otherwise in the ordinary course of business for capital or operating leases, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business or in connection with the Restructuring. Notwithstanding anything herein to the contrary, the Company shall be permitted to release any officer or director of the Company or any of its Subsidiaries from any and all liabilities arising from acts or omissions in their respective capacities as officers or directors at and prior to the Effective Time, except for acts of willful misconduct or gross negligence. The Company will not repurchase or otherwise acquire any Senior Notes other than pursuant to the Exchange Offers.

         (f) Benefit Plans. The Company shall not, and shall not permit its Subsidiaries to, (i) take any action with respect to the grant of any severance or termination pay, or stay bonus or other incentive arrangement, other than pursuant to benefit plans and policies in effect on the date of this Agreement and the New Incentive Plan or to the extent payments to be made to employees under stay bonuses or other incentive arrangements do not exceed $60,000 in the aggregate or (ii) amend, establish or create any benefit plan, arrangement, policy or agreement which would be a Company Plan if in existence as of the date of this Agreement, except any such increases or grants made in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole other than pursuant to the Employee Retention Policies or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof except in the ordinary course of business consistent with past practice. The Company Board or any committee thereof shall take no action to waive any provision of any Company Equity Plan that would otherwise cause the Company Options thereunder to be cancelled or converted at the Effective Time in accordance with their terms and without further action by the Company, the Company Board or any committee thereof. The Company shall not grant any Company Options or reduce the exercise price of any existing Company Option.

         (g) Investments. The Company shall not directly or indirectly acquire, make any investment in, or make any contributions to, any Person (other than a Subsidiary of the Company).

         (h) Accounting. The Company shall not make any change in any method of accounting or accounting practice or policy, except as required by GAAP. The Company shall not revalue any material assets of the Company or any of its Subsidiaries, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by GAAP.

         (i) Transfer of Assets. (1) The Company shall not, and shall cause its Subsidiaries not to, acquire, sell, transfer, lease or encumber any assets except in the ordinary course of business and consistent with past practice, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice, or (2)(A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein or (B) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any other agreement that is material to the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice.

         (j) Liquidation or Dissolution. The Company shall not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries other than the Restructuring.

         (k) Transactions with Affiliates. The Company shall not, and shall cause its Subsidiaries not to, sell or transfer any property or assets of the Company or its Subsidiaries to, or purchase or acquire any property or assets from, or otherwise engage in any of the foregoing transactions with, any Affiliate of the Company or a Subsidiary of the Company, except that the Company may engage in any of the foregoing transactions with any Subsidiary that is directly or indirectly wholly owned by the Company and except as expressly contemplated by the Restructuring.

         (l) Exchange Offers. At the Effective Time the Company shall accept for payment all Senior Notes properly tendered and not withdrawn in the Exchange Offers.

         (m) Other Actions. The Company shall not, and shall not permit its Subsidiaries to, take or agree to take any action that does, or would reasonably be expected to, result in (i) any of the representations or warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Sections 4.1(a) or 4.4, any of the conditions to the Merger set forth in Article VI not being satisfied. The Company shall not (x) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for the Tax purposes except in the ordinary course of business consistent with past practice; (y) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or (z) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

         (n) Agreements. The Company shall not, and shall not permit its Subsidiaries, to, enter into any agreement to do any of the foregoing.

3.2 Communication and Advice of Changes.

         Each party shall (a) confer on a regular and frequent basis with the other party, (b) report to the other party (to the extent not prohibited by law, regulation and any applicable confidentiality agreement) on operational matters related to the Company or the transactions contemplated hereby and (c) promptly notify the other party orally and in writing if the party learns of the occurrence of any Material Adverse Effect to the Company or Merger Sub or any event that could reasonably be expected to result in a Material Adverse Effect to the Company or Merger Sub or has or could reasonably be expected to result in the breach of a representation and warranty or the failure of a condition contained in this Agreement.

                                  Article IV.
                              ADDITIONAL AGREEMENTS

4.1 Preparation of Proxy Statement; the Company Stockholders' Meeting.

         (a) The Company shall as promptly as practicable prepare and file the Proxy Statement relating to the Company Stockholders' Meeting to be held in connection with the approval of the Merger (the "Company Stockholders' Meeting") with the SEC and will use its reasonable best efforts to respond after consultation with Merger Sub and its counsel to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practical time. The Company will notify Merger Sub promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the stockholders' meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare, after consultation with Merger Sub and its counsel, and mail to its stockholders such an amendment or supplement.

         (b) The Company will, through the Company Board, recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated hereby, unless the taking of such action would be inconsistent with the Company Board's fiduciary duties to stockholders under applicable laws. Subject to the Company Board's fiduciary duties under applicable laws, the Company shall solicit from Company stockholders entitled to vote at the Company Stockholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of Merger Sub, helpful to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger. Notwithstanding any withdrawal or modification of the Company Board's recommendation to the stockholders of the Company to vote for the adoption of this Agreement unless the Prepackaged Plan has been filed, the Company shall cause the Company Stockholders' Meeting to be held. The Company shall coordinate and cooperate with Merger Sub with respect to the timing of such meeting but which meeting shall be held not later than July 12, 2001.

4.2 Access to Information.

         (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, upon reasonable notice, the Company shall afford to the officers, employees, accountants, counsel, financial advisors and auditors and other representatives of Merger Sub ("Merger Sub Representatives") reasonable access during normal business hours, to all of its and its Subsidiaries' properties, books, contracts, commitments and records and its officers, management employees and representatives and, during such period, the Company shall furnish promptly to Merger Sub, all information concerning its and its Subsidiaries' business, properties and personnel as the other party may reasonably request; provided, however, the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable Laws and regulations or (ii) any Law, treaty, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries requires the Company or any of its Subsidiaries to restrict access to any properties or information (and subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges).

         (b) From the date hereof until the earlier of the Effective Time or the date that is 30 days after the termination of this Agreement, Merger Sub and its Affiliates shall abide by the confidentiality provisions set forth in Annex B hereto. The provisions of this Section 4.2(b) shall supersede the provisions of that Certain Confidentiality Agreement, dated March 8, 2001, between the Company and GSCP (N.J.), L.P., which is hereby terminated and shall be of no further force and effect.

4.3 Approvals and Consents; Cooperation.

         The Company and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable. The Company and Merger Sub shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary for inclusion in the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of the Company and Merger Sub or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger, Exchange Offers or the other transactions contemplated by this Agreement.

4.4 No Solicitation.

         (a) The Company shall not, nor shall it permit any Subsidiary of the Company to, nor shall it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or Company Subsidiary to, (i) solicit, initiate, knowingly encourage the submission of, or participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Company Takeover Proposal (as defined in Section 4.4(e)), or (ii) enter into any agreement with respect to any Company Takeover Proposal; provided, however, that at any time during the period following the execution of the Agreement and prior to the Effective Date (the "Company Application Period"), if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach of this Section 4.4(a) and that the Company Board determines in good faith (after consultation with its outside counsel and its financial advisor) could result in a third party making a Superior Company Proposal (as defined in Section 4.4(e)), and subject to compliance with Section 4.4(c), the Company may, to the extent necessary to comply with the applicable fiduciary duties of the Company Board, as determined in good faith by it after consultation with outside counsel, (A) furnish information with respect to the Company to the Person making such proposal or offer pursuant to a confidentiality agreement containing terms at least as stringent as set forth in Annex B, as determined by the Company after consultation with its outside counsel, and (B) participate in discussions or negotiations with such Person regarding such proposal or offer. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any Affiliate, director or investment banker, attorney or other advisor or representative of the Company or any of the Company Subsidiaries, shall be deemed to be a breach of this Section 4.4(a) by the Company. The Company shall, and shall cause its officers and directors and any investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal.

         (b) Except as expressly permitted by this Section 4.4, neither the Company Board nor any committee thereof shall approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approve or recommend, or propose to approve or recommend, any Company Takeover Proposal. The Company may terminate this Agreement pursuant to Section 6.1(e) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board has determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger in order to comply with applicable fiduciary duties of the members of the Company Board, (iii) the Company has notified Merger Sub in writing of the determination described in clause (ii) above, (iv) the Company is in compliance with this Section 4.4, and
(v) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.

         (c) The Company shall advise Merger Sub orally and in writing promptly upon receipt of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry.

         (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation of the Company Board of this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such approval or recommendation is, in the good faith judgment of the Company Board after consultation with its outside counsel, necessary to comply with applicable fiduciary duties. Nothing contained in this Section 4.4 shall prohibit the Company (i) from taking and disclosing to its stockholders a position and making disclosure required by Rule 14e-2 promulgated under the Exchange Act or (ii) from making any other required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with its outside counsel, failure to make such other disclose would be inconsistent with its fiduciary duties under law.

         (e) For purposes of this Agreement:

                  "Company Takeover Proposal" means any inquiry, proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or Company Subsidiary, any proposal or offer for the issuance by the Company of over 50% of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities of consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

                  "Superior Company Proposal" means any proposal made by a third party to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of its assets or otherwise, which a majority of the Company Board determines in its good faith judgment (i) to be superior from a financial point of view to the holders of Company Common Stock and Senior Notes (in light of the Company Board's fiduciary duties as contemplated by clause (g) of this Section 4.4) than the transactions contemplated by this Agreement and the Exchange Offers (after consultation with the Financial Advisor), taking into account all the terms and conditions of such proposal and this Agreement and (ii) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

         (f) Notwithstanding anything to the contrary contained in this Section
4.4 or elsewhere in this Agreement, prior to the Effective Time, the Company may refer any third party to this Section 4.4 and make a copy of this Section 4.4 available to a third party.

         (g) It is understood that for all purposes of this Section 4.4, any references to the fiduciary duty of the Company Board shall include fiduciary duties of the Company Board to the holders of the Senior Notes as well as to stockholders as such may exist under applicable law.

4.5  Fees and Expenses.

         (a) Except as expressly provided in Section 4.5(b) or the Exchange Agreement, each party shall bear its own Expenses incurred in connection with the negotiation, execution and performance of this Agreement. The Expenses incurred in connection with the printing, filing and mailing to stockholders of the Proxy Statement, shall be borne by the Company. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Exchange Offers and the transactions contemplated hereby and all other matters related to the transactions contemplated hereby.

         (b) If (x) the Company terminates this Agreement pursuant to Section 6.1(e), then the Company shall pay, or cause to be paid to Merger Sub or, at the direction of Merger Sub to any Affiliate thereof, at the time of termination or
(y) Merger Sub terminates this Agreement pursuant to Section 6.1(h), then the Company shall pay, or cause to be paid to Merger Sub or, at the direction of Merger Sub, to any Affiliate thereof, within five Business Days of termination, in either such case (but in no event shall amounts be paid under both clause (x) and (y) above) an amount equal to Two Million, Five Hundred Thousand Dollars ($2,500,000) (the "Termination Fee") plus an amount equal to the actual and reasonably documented Expenses of Merger Sub and its Affiliates (except to the extent otherwise paid under the Exchange Agreement). Any payments required to be made pursuant to this Section 4.5(b) shall be made by wire transfer of same day funds to an account designated by Merger Sub.

         (c) The Company acknowledges that the agreements contained in Section 4.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Merger Sub would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 4.5(b), and, in order to obtain such payment, Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 4.5, the Company shall pay to Merger Sub its reasonable out-of-pocket costs and expenses (including attorneys' fees) in connection with such suit.

4.6 Indemnification; Directors' and Officers' Insurance.

         (a) As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certification of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company. Merger Sub and the Company agree that the directors, officers and employees of the Company covered thereby are intended to be third party beneficiaries under this Section 4.6 and shall have the right to enforce the obligations of the Surviving Corporation and Merger Sub.

         (b) From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the

Effective Time except to the extent arising out of an Indemnified Party's gross negligence or willful misconduct ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay upon request reimbursement of documented expenses reasonably incurred in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, in the view of counsel to the Indemnified Party under applicable standards of professional conduct, a conflict or potential conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

         (c) Prior to the Effective Time, the Company has purchased policies or extensions of current policies of directors' and officers' liability insurance providing coverage for a six (6) year period after the Effective Time with respect to claims arising from acts, facts, errors, omissions or events that occurred on or prior to the Effective Time, including, without limitation, in respect of the transactions contemplated hereby. The Surviving Corporation shall take no actions to cancel or modify in a manner adverse to the persons covered by such insurance policy such policy.


4.7        Public Announcements.

         So long as this Agreement is in effect, the Company and Merger Sub shall use all reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

4.8        Takeover Statutes.

         If any "fair price," "moratorium," "control share acquisition," "business combination," or other form of antitakeover law or regulation shall become applicable to the transactions contemplated hereby, the Company and the Company Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

4.9        Identification of Directors.

         The Merger Sub shall deliver to the Company not less than five days prior to the initially scheduled expiration time of the Exchange Offers written notice setting forth the names of each of the individuals, other than Mr. John
T. DiLacqua, who will serve as directors of the Surviving Corporation by operation of Section 1.7 herein and the Merger or to be appointed as a director by the board of directors of the Surviving Corporation upon the consummation of the Merger.
                                   Article V.
                              CONDITIONS PRECEDENT

5.1        Conditions to Each Party's Obligation to Effect the Merger.

         The obligations of the Company and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval. The Company shall have obtained all approvals of holders of shares of Company Common Stock necessary to adopt this Agreement to the extent required by law.

         (b) Exchange Offers. All conditions to the consummation of the Exchange Offers shall have been satisfied or waived.

         (c) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 5.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 4.3 hereto shall have been the cause of, or shall have resulted in, such order or injunction.

         (d) Effectiveness of Agreement. This Agreement shall not have been terminated by the Company or Merger Sub pursuant to its terms.

                                  Article VI.
                            TERMINATION AND AMENDMENT

6.1        Termination.

         This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the matters contemplated herein, including the Merger, by the stockholders of the
Company:

         (a) By mutual written consent of Merger Sub and the Company by action of their respective Boards of Directors;

         (b) By the Company or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) By the Company or Merger Sub if the Merger has not been consummated on or before July 14, 2001; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before that date;

         (d) By the Company or Merger Sub if any approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained at the Company Stockholders' Meeting or any adjournment thereof by reason of the failure to obtain the required votes at a duly held meeting of stockholders or at any adjournment thereof;

         (e) By the Company in accordance with all of the requirements of
Section 4.4(b) provided the Company has materially complied with all provisions thereof, including the notice provisions therein, and that it simultaneously terminates this Agreement and makes payment to Merger Sub or an Affiliate thereof, at the direction of Merger Sub, of the Expenses (as hereinafter defined) and the Termination Fee pursuant to Section 4.5(b);

         (f) By Merger Sub upon a breach of any covenant or agreement on the part of the Company, or any representation or warranty of the Company set forth in this Agreement that shall have been or become untrue (each, a "Terminating Company Breach") and such Terminating Company Breach has not been cured within ten (10) Business Days following notice of such breach to the Company by Merger Sub; provided, however, that Merger Sub may not terminate this Agreement in the event that such Terminating Company Breach would not individually or in the aggregate constitute a Material Adverse Effect; and provided further that the Effective Time may not occur during the pendency of any such notice period if the notice would be one that relates to circumstances that would, if not cured, permit termination of this Agreement under this clause (f);

         (g) By the Company (i) upon a material breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement, or (ii) if (A) any representation or warranty of Merger Sub that is qualified as to materiality shall have become untrue or (B) any representation or warranty of Merger Sub that is not so qualified shall have become untrue in any material respect ("Terminating Merger Sub Breach") and such Terminating Merger Sub Breach has not been cured within ten (10) Business Days following notice of such breach to Merger Sub by the Company; or

         (h) By Merger Sub in accordance with Section 2.02 of the Exchange Agreement if the Company Board by the Specified Vote (defined below) shall withdraw or modify, in a manner adverse to Merger Sub, its approval or recommendation of this Agreement or the Merger (notice of which the Company shall promptly provide to Merger Sub in writing) and FS Equity Partners II, L.P. shall have terminated its Support Agreement pursuant to Section 2(iii) thereof. "Specified Vote" shall mean a vote of the Company Board in which at least four of the following five directors (or their replacements, if any of them shall no longer be directors, so long as such replacements are not affiliated with FS Equity Partners II, L.P.) shall approve the withdrawal or modification at issue:
Messrs. Askins, Caldiero, DiLacqua, Gurnitz and Miller; provided, however, that Merger Sub may make such termination conditional upon its receipt of the payments referred to in Section 4.5(b) hereof.

6.2 Effect of Termination.

         In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub or the Company or their respective officers or directors except, with respect to the parties hereto, (i) with respect to Section 4.2(b), Section 4.5, this
Section 6.2 and Article VII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

6.3 Amendment.

         This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.4 Extension; Waiver.

         At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  Article VII.
                               GENERAL PROVISIONS

7.1 Non-Survival of Representations, Warranties and Agreements;
    No Other Representations and Warranties.

         None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII. Both parties hereto agree that, except for the representations and warranties contained in this Agreement or in any instrument or agreement delivered pursuant to this Agreement, neither the Company nor Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby.

7.2 Notices.

         All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally,
(b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the earlier of the date of receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or
(d) if sent by facsimile transmission, with a copy sent on the same day in the manner provided in (a) or (b) or (c) above, when transmitted with confirmation that transmission was made. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)               if to Merger Sub, to:

                  ES Acquisition Corp.
                  c/o Greenwich Street Capital Partners
                  500 Campus Drive Suite 220
                  Florham Park, New Jersey 07932
                  Attention:  Robert Hamwee
                  Facsimile:  (973) 437-1037

                  with a copy (which shall not constitute notice) to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attention:  George A. Davis, Esq. and Ted S. Waksman, Esq.
                  Facsimile:  (212) 310-8007

(b)               if to the Company, to:

                  Envirosource, Inc.
                  1155 Business Center Drive
                  Horsham, Pennsylvania 19044-3454
                  Attention:  Mr. John T. DiLacqua
                  Facsimile:  (215) 956-5415

                  with a copy (which shall not constitute notice) to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  590 Madison Avenue
                  New York, New York 10022
                  Attention:  Patrick J. Dooley, Esq. and Stephen B. Kuhn, Esq.
                  Facsimile:  (212) 872-1002

7.3 Interpretation.

         When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

7.4 Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

7.5 Entire Agreement; No Third Party Beneficiaries.

         (a) This Agreement (including the Schedules, Exhibits and Annexes) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
(x) Article I (as relates to the payment of the Merger Consideration) and (y)
Section 4.6 (which is intended to be for the benefit of the Indemnified Parties covered thereby and may be enforced by such Indemnified Parties).

7.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

         (a) Except with respect to applicable statutory obligations of the Company Board and the state law requirements to effect the Merger, to which the DGCL shall apply, this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws that might be applicable under conflicts of laws principles.

         (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Federal court of the United States of America sitting in the borough of Manhattan or, if such court will not accept jurisdiction, the New York State Supreme Court sitting in the borough of Manhattan, and any appellate court from any thereof, in any action or proceeding brought by any party arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined, to the extent permitted by law, in such New York State court or such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York State or Federal court. Each of the parties hereto agrees that a final judgment (after any appeals) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         (c) BOTH PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BOTH PARTIES CERTIFY AND ACKNOWLEDGE THAT (i) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (ii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iii) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6(c).

7.7 Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

7.8 Assignment.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

7.9 Enforcement.

         The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.10 Definitions.

         As used in this Agreement:

         "Affiliate" means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

         "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

         "Company Common Stock" means all of the issued and outstanding shares of common stock, par value $0.05 per share, of the Company.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term "Controlled" shall have a correlative meaning.

         "Employee Retention Policies" means that certain stay bonus policies adopted by the Company Board, or a committee thereof, on or about June 4, 2001 in connection with the Restructuring.

         "Environmental Law" means any Law relating to: (i) the protection, investigation or restoration of the environment, health, safety, or natural resources; (ii) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property or notifications to government agencies or the public in connection with any Hazardous Substance including but not limited to, CERCLA, the Resources Conservation and Recovery Act, the Clear Air Act, the Clear Water Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act.

         "Environmental Permit" means any permit, license, approval or other authorization required by or necessary to achieve or maintain compliance with any Environmental Law.

         "Exchange Agreement" means that certain exchange and voting agreement between the Company and certain holders of 63% of the aggregate principal amount of the Senior Notes dated the date hereof.

         "Existing Credit Facility" means the senior credit facility between International Mill Service, Inc. and Bank of America in effect on the date hereof and as amended.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Substance" means any substance, material or waste that is listed, classified or regulated pursuant to any Environmental Law, including but not limited to any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, electromagnetic fields, microwave transmission, radioactive materials or radon.

         "Intellectual Property" means patents, copyrights, trademarks (registered and unregistered); service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing.

         "Laws" means any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law as of the date of this Agreement.

         "Material Adverse Effect" means, with respect to the Company, any adverse change measured from the date of this Agreement to the date of determination that, individually or in the aggregate with all other adverse changes, has had, or any event that could reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities, financial condition of the Company and its Subsidiaries taken as a whole; provided that no adverse change shall be considered in determining if a Material Adverse Effect has occurred if it results or arises from any announcement of the Restructuring, as an effect of the Restructuring or effect or change caused by economic, financial or market conditions generally or the steel industry specifically; provided further that with respect to Merger Sub, the term Material Adverse Effect means solely, any adverse change, circumstance, event or effect that is materially adverse to Merger Sub's ability to perform its obligations under this Agreement.

         "New Incentive Plan" means that certain stock incentive plan for the grant of options to be exercisable for shares of Surviving Corporation Common Stock.

         "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws or other similar governing documents of such entity.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

         "Prepackaged Plan" means that certain pre-packaged plan of reorganization of the Company under Chapter 11 of the United States Bankruptcy Code described in the offering memorandum to be delivered to holders of the Senior Notes in connection with the Exchange Offers and contemplated by the Exchange Agreement.

         "Release" has the meaning provided for in CERCLA as defined by statute and construed by the courts as of the date of this Agreement.

         "Support Agreements" means those certain support agreements dated the date hereof between the Company and each of FS Equity Partners II, L.P. and the IBM Retirement Plan Trust Fund pursuant to which such stockholders are obligated to vote in favor of the Merger.

         "Surviving Corporation Common Stock" means the common stock, par value $0.001, authorized to be issued by the Surviving Corporation.

         "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and liability for the payment of any of the foregoing as a result of (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

         "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a taxing or other governmental authority in respect of any Taxes.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.


                                                   ES ACQUISITION CORP.


                                                   By:  /s/ Robert Hamwee
                                                        -----------------
                                                        Robert Hamwee,
                                                        President

                                                   ENVIROSOURCE, INC.


                                                   By:  /s/ John T. DiLacqua
                                                       ---------------------
                                                        John T. DiLacqua,
                                                        Chief Executive Officer

                                     ANNEX A

                      Form of Certificate of Incorporation



                          CERTIFICATE OF INCORPORATION
                                       OF
                               ENVIROSOURCE, INC.

         FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is "Envirosource, Inc."

         SECOND: The registered office of the Corporation in the State of Delaware is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware from time to time as amended.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,620,000 shares, consisting of

         (a) 5,620,000 shares of Preferred Stock, par value $0.001 per share, and

         (b)      20,000,000 shares of Common Stock, par value $0.001 per share.

         Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

         Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed for series by the Board of Directors as permitted hereby, all shares shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware.

         Subject to the provisions of applicable law or of the By-laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

         FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

         SIXTH: The Corporation shall indemnify, to the full extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith,
(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Sixth or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Sixth, shall eliminate or reduce the effect of this Article Sixth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Sixth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                     ANNEX B

                           Confidentiality Provisions

         Except as required by Law, unless otherwise agreed to in writing by the Company, Merger Sub agrees, and will cause its Affiliates (i) to keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than Merger Sub Representatives who are actively and directly participating in the Merger or the Restructuring or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger or the Restructuring and to cause those Persons to observe the terms of Section 4.2(b) and this Annex B, (ii) not to use Proprietary Information for any purpose other than in connection with the consummation of the Merger in a manner that the Company has approved and (iii) not to disclose to any Person (other than those Merger Sub Representatives who are actively and directly participating in the consummation of the Merger or who otherwise need to know the Proprietary Information for the purpose of consummating the Merger and, in the case of Merger Sub Representatives, whom Merger Sub will cause to observe the terms of Section 4.2(b) and this Annex B) any information about the Merger, or the terms and conditions or any other facts relating thereto, including, without limitation, the fact that Proprietary Information has been made available to Merger Sub and Merger Sub Representatives. Merger Sub shall be responsible for any breach of the terms of
Section 4.2(b) and this Annex B by Merger Sub or Merger Sub Representative.

         In the event that Merger Sub is requested pursuant to, or required by, legal process or otherwise by Law to disclose any Proprietary Information or any other information concerning the Company or the Merger, Merger Sub agrees that it shall provide the Company with prompt notice of such request or requirement in order to enable the Company to seek an appropriate protective order or other remedy, to consult with Merger Sub with respect to the Company's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of Section 4.2(b) and this Annex
B. In any such event, Merger Sub shall use its reasonable best efforts to ensure that all Proprietary Information and any other information that is so disclosed will be accorded confidential treatment.

         If this Agreement is terminated pursuant to Article VI hereof, (1) the provisions of this Annex B shall survive for thirty days following such termination and (2) Merger Sub shall, upon the written request of the Company, promptly deliver to the Company or destroy all Proprietary Information, including all copies, reproductions or extracts thereof or based thereon in the possession of Merger Sub or Merger Sub Representatives. Except as set otherwise set forth herein, each and every provision set forth herein shall terminate and be of no further force or effect upon distribution by the Company of any Offering Memorandum and Solicitation of Consents and Acceptances in connection with one or both Exchange Offers regardless of whether the same is later amended and regardless of whether the Exchange Offers shall later be withdrawn.

         Notwithstanding the foregoing, Merger Sub shall, and shall cause its Affiliates, to keep confidential for a period of two years after the earlier of the termination of this Agreement or the Effective Time all commercially sensitive non-public information of the Company, other than such information that would be required to be disclosed in accordance with federal securities laws in connection with the purchase or sale of the Company's securities.

         The provisions of this Annex B contain the entire agreement between the Company and Merger Sub concerning the confidentiality of the Proprietary Information, and shall supersede the terms and conditions of any existing confidentiality agreement between or among the Company, on the one hand, and Merger Sub or any of its Affiliates, on the other hand. In furtherance and not in limitation of the foregoing, it is understood that upon the effectiveness of the foregoing Confidentiality Provisions, the provisions of that certain Confidentiality Agreement, dated March 8, 2001, between the Company and GSCP (N.J.), L.P., shall be terminated and shall be of no further force and effect.

         "Merger Sub Representative" and "Company Representative" means, as to any Person, such Person's Affiliates and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling Persons.

         "Proprietary Information" means all information about the Company furnished by the Company or the Company Representatives, whether furnished before or after the date of this Agreement, whether oral or written, and regardless of the manner in which it was furnished, but does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Merger Sub or a Merger Sub Representative, (ii) was available to Merger Sub or any of its Affiliates on a nonconfidential basis prior to its disclosure by the Company or a Company Representatives or (iii) becomes available to Merger Sub on a nonconfidential basis from a Person other than the Company or a Company Representative who is not known to Merger Sub to be otherwise bound by a confidentiality agreement with the Company or any Company Representative.

                                                                      APPENDIX B

                     [JEFFERIES & COMPANY, INC. LETTERHEAD]

                                  June 6, 2001


The Board of Directors
ENVIROSOURCE, INC.
1155 Business Center Drive
Horsham, PA 19044

To the Members of the Board of Directors,

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders (the "Envirosource Stockholders") of the outstanding common shares, par value $.05 per share (the "Common Stock"), of Envirosource, Inc., a Delaware corporation ("Envirosource" or the "Company"), of the consideration to be paid to the Envirosource Stockholders in connection with the proposed merger (the "Merger") of the Company with ES Acquisition Corp. ("Merger Sub"), a newly formed Delaware corporation controlled by Greenwich Street Capital Partners ("GSC Partners"), pursuant to the Agreement and Plan of Merger, expected to be dated June 8, 2001 (the "Merger Agreement"), between Merger Sub and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation, and Envirosource Stockholders will receive, for each share of Common Stock of the Company, other than shares of Common Stock owned by Merger Sub, the Company or any of its subsidiaries or as to which appraisal rights have been perfected, $0.20 per share in cash (the "Merger Consideration"). The Merger Consideration was based on negotiations between Envirosource and GSC Partners during which Jefferies provided investment banking services to the Board of Directors of Envirosource. The Merger is conditioned upon, among other things, (i) the approval of the holders of the requisite number of shares of Common Stock under applicable law, and (ii) the satisfaction or waiver of all conditions to the consummation of the Company's offer to exchange (the "Exchange Offer") all of its outstanding 9-3/4% Senior Notes for a combination of cash and debt and equity securities of the Company as described in the proxy statement relating to the Merger.

         Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Company in connection with the Merger and will receive a fee for delivering this opinion. Envirosource has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered by Jefferies under such engagement. We are also acting as financial advisor to the Company with respect to the Exchange Offer and related contingent pre-packaged plan of reorganization. In the ordinary course of our business, we may trade the securities of Envirosource for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Jefferies has in the past performed for an affiliate of GSC Partners investment banking services for which it received customary fees.

         In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Merger Agreement and Exchange Offer offering memorandum (including any schedules and exhibits thereto); (ii) reviewed certain financial and other information that was publicly available; (iii) reviewed information furnished to us by Envirosource management, including certain internal financial analyses, budgets, reports and other information; (iv) held discussions with various members of the Company's senior management concerning Envirosource's historical and current operations, financial conditions and prospects, as well as the strategic and operating benefits anticipated by the Merger; (v) reviewed the share price and trading history of Envirosource's publicly traded securities; (vi) reviewed the valuations, share prices and trading history of comparable public companies which we deemed reasonably comparable to Envirosource; (vii) reviewed comparable merger and acquisition transaction multiples which we deemed reasonably comparable to Envirosource; (viii) reviewed premiums paid on recent merger and acquisition transactions; (ix) prepared a discounted cash flow analysis of Envirosource; (x) prepared a leveraged buyout analysis of Envirosource; (xi) considered the purchase price of certain assets sold by the Company in February 2001; (xii) reviewed the indications of interest received from potential investors in the attempted sale of Envirosource Technologies, Inc., the Company's wholly-owned subsidiary, in 1999; and (xiii) considered Envirosource's current book value of equity in relation to the consideration offered. In addition, we have conducted such other quantitative and qualitative reviews, analyses and inquiries relating to Envirosource as we considered appropriate in rendering this opinion.

         In our review and analysis and in rendering this opinion, we have, with your permission assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by Envirosource or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by Envirosource), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

         With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. You have informed us, however, and we have assumed with your consent, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of management as to the future performance of Envirosource. In addition, although we have performed sensitivity analyses thereon, in rendering this opinion we have assumed that Envirosource will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein.

         Accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. This opinion may not be disclosed publicly in any manner without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

         In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of Envirosource, nor have we been furnished with any such evaluations or appraisals for Envirosource or reports of such physical inspections for Envirosource, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for Envirosource. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof (including, without limitation, current market prices of the Envirosource Common Shares); however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting Envirosource and we have assumed the correctness of all legal and accounting advice given to Envirosource and its board of directors, including, without limitation, advice as to the accounting and tax consequences of the Merger to Envirosource and the Envirosource Stockholders.

         In rendering this opinion we have also assumed that: (i) the representations and warranties of Envirosource contained in the Merger Agreement are true and correct, (ii) each of the parties to the Merger Agreement will each perform all covenants and agreements to be performed by it under the Merger Agreement, (iii) the Merger will be consummated on the terms set forth in the Merger Agreement without any waiver of any material terms, (iv) the conditions to the consummation of Merger set forth in the Merger Agreement will be satisfied without waiver and without material expense, except for those expenses contemplated by the Merger Agreement and the Exchange Offers; (v) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Envirosource or any of its subsidiaries or affiliates is a party; and (vi) all material assets and liabilities (contingent or otherwise, known or unknown) of Envirosource are as set forth in the Company's consolidated financial statements.

         Moreover, in rendering the opinion set forth below we note that the consummation of the Merger is conditioned upon the approval of the Board of Directors of Envirosource, and we are not recommending that Envirosource, its Board of Directors, any of its security holders or any other person should take any specific action in connection with the Merger. Our opinion does not constitute a recommendation of the Merger over any alternative transactions which may be available to Envirosource, and does not address Envirosource's underlying business decision to effect the Merger. In addition, we express no opinion as to the terms or fairness of the Exchange Offer. Finally, we are not opining as to the market value or the prices at which any of the securities of Envirosource may trade at any time.

         Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair to the Envirosource Stockholders from a financial point of view.

         It is understood and agreed that this opinion is provided for the use and benefit of the Envirosource Board of Directors as one element in its consideration of the Merger. Without limiting the foregoing, this opinion does not constitute a recommendation to any Envirosource Stockholder as to how such holder should vote with respect to the Merger.


                                      Sincerely,

                                      /s/ Jefferies & Company, Inc.

                                      JEFFERIES & COMPANY, INC.

                                                                      APPENDIX C

       SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SS. 262. Appraisal Rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or
ss. 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either

                    (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or

                    (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY                   ENVIROSOURCE, INC. COMMON STOCK                    PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING ON JULY 12, 2001

         The undersigned appoints John T. DiLacqua, John C. Heenan and Leon Z. Heller with full power of substitution, as proxy to vote all shares of Common Stock held by the undersigned at the Special Meeting of Stockholders of Envirosource, Inc. to be held at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., located at 590 Madison Avenue, 20th Floor, New York, New York 10022 at 10:00 a.m., local time, on July 12, 2001, and at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR item 1.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        (CONTINUED FROM THE OTHER SIDE)

MARK THE APPROPRIATE BOX, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1. Proposal to adopt the Agreement and Plan of Merger, dated as of June 8, 2001, by and between ES Acquisition Corp. and Envirosource, Inc., pursuant to which ES Acquisition Corp. will be merged with and into Envirosource, Inc., with Envirosource, Inc. as the surviving corporation, and each outstanding share of Envirosource, Inc.'s common stock, par value $0.05 per share (the "Shares"), other than Shares held by ES Acquisition Corp., Envirosource, Inc. or its subsidiaries, will be converted into the right to receive $0.20 in cash, without interest.


          [ ] FOR             [ ] AGAINST              [ ] ABSTAIN


Note: Please sign exactly as your name appears on Dated: ____________, 2001 the records of Envirosource, Inc. and date. Joint owners should each sign personally. When signing
as an attorney, executor, administrator, trustee, _________________________ guardian, officer of a corporation or in another
representative capacity, please give the full title    _________________________
under signature(s).                                    Signature(s)